Exhibit 2.2


                      IN THE UNITED STATES BANKRUPTCY COURT

                              DISTRICT OF COLORADO

In re                                                      Case No. 02-28089-ABC
WINDSOR WOODMONT BLACK HAWK
RESORT CORPORATION, a/k/a the Black                        Chapter 11
Hawk Casino by Hyatt, a Colorado Corporation,

EIN 75-2720870,


                                   Debtor.
--------------------------------------------------------------

--------------------------------------------------------------------------------

                        DISCLOSURE STATEMENT TO ACCOMPANY

      PLAN OF REORGANIZATION PROPOSED BY THE DEBTOR DATED: AUGUST 11, 2004
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

I.     INTRODUCTION............................................................1


         A.       The Purpose of this Disclosure Statement.....................2


         B.       Brief Summary of the Plan....................................3


         C.       Summary of Entities Entitled to Vote on the Plan and
                  of Certain Requirements Necessary for Confirmation
                  of the Plan..................................................4


         D.       Confirmation Hearing, Voting Procedures, Balloting
                  Deadline, and Other Important Dates, Deadlines, and
                  Procedures...................................................5


                  1.       Voting Procedures and Deadlines.....................5


                  2.       Date of the Confirmation Hearing and Deadlines
                           for Objections to Confirmation of the Plan..........5

         E.       Important Notices and Cautionary Statements..................6


         F.       Additional Information.......................................7



II.     BACKGROUND INFORMATION.................................................8


         A.       The Debtor's PrePetition Business and Operations.............8


                  1.       General Background..................................8


                  2.       The Debtor's Debt Structure.........................9


                  3.       The Debtor's Equity Structure......................12


                  4.       The Debtor's Financial Difficulties and the
                           Events Leading to the Commencement of the
                           Chapter 11 Case....................................14


         B.       The Commencement of the Case................................15


         C.       Significant Events Since the Commencement of the Case.......15


                  1.       Rejection of the Hyatt Management Agreement and
                           PostPetition Management of the Casino..............15


                  2.       Determinations and Agreements Regarding Cash
                           Collateral.........................................16


                  3.       Receiver's Payment of Claims.......................17


                  4.       Retention of Professionals and Appointment of
                           the Creditors' Committee...........................17


                  5.       Transfer of the Debtor's Assets....................18

                  6.       Other Significant Events in the Case...............23


                  7.       Claims.............................................29


                  8.       Executory Contracts and Unexpired Leases...........32


                  9.       Avoidance Actions..................................33



III.     SUMMARY OF THE PLAN..................................................33


         A.       Classification of Claims and Interests under the Plan.......34


                  1.       Unclassified Claims................................35


                  2.       Classified Claims and Interests....................38


         B.       Treatment of Executory Contracts and Unexpired Leases.......45


                  1.       Assumption and Assignment of Executory
                           Contracts and Unexpired Leases.....................45

                  2.       Rejection of Executory Contracts and Unexpired
                           Leases.............................................48


                  3.       Contracts Entered into after the Petition Date.....48


         C.       Means of Execution and Implementation of the Plan...........48


                  1.       Funding of the Plan................................49


                  2.       Transfer of the Acquired Assets to Ameristar.......49


                  3.       Approval of Settlement Agreements..................49


                  4.       The Continuing Estate..............................50


                  5.       The PostEffective Date Committee...................53


                  6.       The Ad Hoc Committee...............................54


                  7.       Cancellation of Interests..........................55


                  8.       Termination of Officers and Directors..............55


         D.       Other Plan Provisions.......................................55


                  1.       Exculpation........................................55


                  2.       Revocation of Plan/No Admissions...................56


                  3.       Dissolution of Creditors' Committee................56


                  4.       Exemption from Certain Transfer Taxes..............56

                  5.       Modifications of Plan..............................57


         E.       Effect of Confirmation of the Plan..........................57


                  1.       NonDischarge of the Debtor.........................57


                  2.       Binding Effect of Plan and Injunctions.............57


                  3.       Payment of U.S. Trustee Fees.......................59


                  4.       Retention of Jurisdiction..........................59


         F.       Consulting Agreements.......................................59



IV.     CONFIRMATION PROCEDURES...............................................59


         A.       Voting and Right to be Heard at Confirmation................60


                  1.       Who may Support or Object to Confirmation of
                           the Plan...........................................60


                  2.       Who may Vote to Accept or Reject the Plan..........60


                  3.       What is an Allowed Claim or Interest for Voting
                           Purposes...........................................60


                  4.       What is an Impaired Claim..........................60


                  5.       Who is not Entitled to Vote........................61


                  6.       Votes Necessary to Confirm the Plan................61


                  7.       Request for Confirmation Despite Nonacceptance
                           by Impaired Classes................................61


         B.       "Best Interests Test."......................................62


         C.       Feasibility.................................................63


         D.       Cramdown....................................................64


         E.       Risks.......................................................64


         F.       Effective Date..............................................65



V.     CERTAIN TAX CONSEQUENCES OF THE PLAN...................................65



VI.     RECOMMENDATION AND CONCLUSION.........................................65

I. INTRODUCTION

          Windsor Woodmont Black Hawk Resort Corporation, a Colorado corporation (the "Debtor"), filed a voluntary petition under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code" or "Code") on November 7, 2002 (the "Petition Date"), thereby commencing Case Number 02-28089-ABC (the "Case"), currently pending before the United States Bankruptcy Court for the District of Colorado (the "Bankruptcy Court"). Since the Petition Date, the Debtor has managed its affairs as a debtor and debtor in possession pursuant to sections 1107 and 1108 of the Code.

          The Debtor is the proponent of the "Plan of Reorganization Proposed By Debtor Dated August 11, 2004" (the "Plan"), a copy of which is attached as Exhibit "1" to this Disclosure Statement. [The Bankruptcy Court has determined that this Disclosure Statement contains "adequate information" within the meaning of Code section 1125, and has authorized the Debtor to transmit it to holders of Claims and Interests in connection with the solicitation of votes with respect to the Plan.]1

          The Debtor recommends that you vote to accept the Plan because it believes that the Plan provides the greatest possible recovery to holders of Claims and Interests, that acceptance of the Plan is in the best interests of all parties, and that any alternative would result in a significantly reduced recovery to holders of Claims and Interests, as well as delay, uncertainty, and expense. Each holder of a Claim or Interest entitled to vote on the Plan should, however, review the Plan and Disclosure Statement, including all exhibits, carefully and in their entirety and determine whether or not to accept or reject the Plan based upon that creditor's independent judgment and evaluation. The description of the Plan in this Disclosure Statement is in summary form and is qualified by reference to the actual terms and conditions of the Plan, which should be reviewed carefully before making a decision to accept or reject the Plan.

          Any capitalized term not otherwise defined in this Disclosure Statement has the meaning ascribed to it in the Plan. (See Article I.A of the Plan - Definitions). Such definitions set forth in the Plan are incorporated in this Disclosure Statement by this reference as though fully set forth herein. To the extent that there is any inconsistency between the terms contained herein and those contained in the Plan, the terms of the Plan shall govern.

-------------------
1 - Bracketed text to be inserted once Disclosure Statement is approved by the Bankruptcy Court.

          The Plan, together with the Asset Purchase Agreement and the Confirmation Order, shall constitute a "plan of reorganization" as such term is used in Sections 354 and 361 of the Tax Code. The transactions contemplated by the Plan, the Asset Purchase Agreement, and the Confirmation Order together shall constitute a "reorganization" within the meaning of Section 368 of the Tax Code.

     A.   The Purpose of this Disclosure Statement.

          The Code requires that the proponent of a plan of reorganization prepare and file with the Bankruptcy Court a "disclosure statement" that provides information of a kind, and in sufficient detail, that would enable a typical holder of a claim or interest in a class impaired under the plan to make an informed judgment about the plan. This Disclosure Statement provides such information regarding the Debtor, the Case, and the Plan, as well as information regarding the deadlines for casting Ballots with respect to the Plan, the deadlines for objecting to confirmation of the Plan, and the requirements that must be satisfied in order for the Bankruptcy Court to confirm the Plan. Holders of Claims and Interests should read this Disclosure Statement, the Plan, and all of the accompanying exhibits in their entirety in order to ascertain:

          1. How the Plan will affect their Claims against and Interests in the Debtor;

          2. Their rights with respect to voting for or against the Plan;

          3. Their rights with respect to objecting to confirmation of the Plan; and

          4. How and when to cast a Ballot and/or file objections with respect to the Plan.

          This Disclosure Statement, however, cannot and does not provide holders of Claims and Interests with legal or other advice, or inform such parties of all aspects of their rights. Holders of Claims against and Interests in the Debtor are advised to consult with their lawyers and/or financial advisors to obtain more specific advice regarding how the Plan will affect them and regarding their best course of action with respect to the Plan.

          This Disclosure Statement has been prepared by the Debtor in good faith and in compliance with applicable provisions of the Code. Based upon information currently available, the Debtor believes that the information contained in this Disclosure Statement is correct, in all material respects, as of the date of its dissemination. With certain exceptions, the Disclosure Statement does not and will not reflect events that occur after the filing of the Disclosure Statement with the Bankruptcy Court, and, in the case of the financial information provided with this Disclosure Statement, is necessarily limited to the reporting period prior to the filing of the Disclosure Statement with the Bankruptcy Court, and the Debtor assumes no duty and presently does not intend to prepare or distribute any amendments or supplements to reflect such events; provided, however, that current financial information may be provided in connection with confirmation of the Plan as required by the applicable provisions of the Code or the Bankruptcy Court.

     B.   Brief Summary of the Plan.2


          The Plan does not contemplate the continuation of the Debtor's business. Except as otherwise provided in the Plan and the Asset Purchase Agreement, the Plan provides for the transfer of the Acquired Assets to Ameristar (or its assignee) free and clear of any Claims, Liens and encumbrances in accordance with the Asset Purchase Agreement. A copy of the Asset Purchase Agreement is attached to the Plan as Exhibits "A" and "B" (amendment). The Plan contemplates that the Debtor's remaining assets, other than the Ameristar Stock, will be liquidated or otherwise reduced to cash and that the proceeds from the transfer of the Acquired Assets (including the Ameristar Stock) and the other assets will be distributed to the holders of various Claims and Interests to the extent provided for in the Plan.

          The Plan also incorporates and implements (a) a settlement by and among the Debtor, the Ad Hoc Committee and Hyatt, which is further described in
Section II.C.6.a,3 below, (b) a settlement between the Debtor and the FF&E Lender, which is further described in Section II.C.6.b, below, and (c) an agreement by and between the Ad Hoc Committee and the Creditors' Committee that provides for the treatment of Class 8A General Unsecured Creditors under the Plan. The Plan also reflects an agreement between the Debtor and the Ad Hoc Committee regarding the amount to be distributed in respect of Class 9A and Class 9B Interests.


-------------------
2 - A more detailed description of the term of the Plan is provided in Section
    III., below.
3 - Unless otherwise indicated, Section references are to sections of this Disclosure Statement.

          Section III.A, below, sets forth a brief summary of the classification and voting status of Claims and Interests under the Plan. The information set forth in the table is a summary reference only and is qualified in its entirety by the contents of the Plan, which shall be controlling. Each holder of a Claim or Interest is referred to the Plan annexed as Exhibit "1" hereto for further and more detailed information regarding the classification and treatment of Claims and Interests provided under the Plan.

     C. Summary of Entities Entitled to Vote on the Plan and of Certain Requirements Necessary for Confirmation of the Plan.


          Only holders of allowed Claims and Interests in Classes 4, 5, 8A, 8B, 9A and 9B (collectively, the "Voting Classes"), are entitled to vote on the Plan because such Classes are the only Classes that are "impaired" (within the meaning of section 1124 of the Code) and that will receive or retain property under the Plan. (Although Class 10 is impaired, holders of Interests in this Class will receive or retain no value on account of their Class 10 Interests, and this Class is therefore deemed to reject the Plan). Classes 1, 2, 3, 6 and 7 are unimpaired and therefore not entitled to vote on the Plan. Entities holding Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan. Any party that disputes the Debtor's characterization of its Claim as unimpaired must, by the Ballot Deadline, obtain a finding from the Bankruptcy Court that its Claim is impaired in order to vote on the Plan. See Section III.A hereof for a description of the various Classes of Claims and Interests, and of the treatment of such Claims and Interests under the Plan, and see Section IV.A. hereof for an explanation of impairment, and the entities that are entitled to vote on the Plan.

          The Bankruptcy Court may confirm the Plan only if at least one Class of impaired Claims has voted to accept the Plan (without counting the votes of any insiders whose Claims are classified within that Class), and if certain statutory requirements are met as to both nonconsenting members within a consenting Class and as to dissenting Classes. A Class of Claims has accepted the Plan only when more than one-half in number and at least two-thirds in amount of the Allowed Claims actually voting in that Class vote in favor of the Plan. A Class of Interests has accepted the Plan only when two-thirds in amount of the Allowed Interests actually voting in that Class vote in favor of the Plan. See Section IV hereof for a description of other requirements for acceptance and confirmation of the Plan.

     D. Confirmation Hearing, Voting Procedures, Balloting Deadline, and Other Important Dates, Deadlines, and Procedures.

          1. Voting Procedures and Deadlines.


          In voting to accept or reject the Plan, please use only the Ballot sent to you with this Disclosure Statement, and please carefully read the voting instructions on the Ballot for an explanation of the applicable voting procedures and deadlines. If, after reviewing this Disclosure Statement, you believe that you hold an impaired Claim or Interest and that you are entitled to vote on the Plan but you did not receive a Ballot, or if your Ballot is damaged or lost, please send a written request for a Ballot to the Ballot Tabulator at the address set forth below.

          Any holder of a Claim or Interest in a Voting Class who wants to vote to accept or reject the Plan must complete the enclosed Ballot and return it to Ms. Elena Fedorov, Legal Assistant, Irell & Manella LLP, 840 Newport Center Drive, Suite 400, Newport Beach, California 92660 (the "Ballot Tabulator"), so that it is actually received by the Ballot Tabulator no later than the Ballot Deadline (as defined below). Ballots do not constitute proofs of claim or interest, or amendments to proofs of claim or interest.

          All Ballots must be signed and be returned to and actually received by the Ballot Tabulator by no later than [___________], 2004 [DATE TO BE ESTABLISHED BY COURT], at 4:00 p.m. Pacific Time (the "Ballot Deadline"). Ballots received after the Ballot Deadline, and Ballots sent directly to the Debtor, the Bankruptcy Court, or any person or entity other than the Ballot Tabulator, will not be counted in connection with confirmation of the Plan.

     2. Date of the Confirmation Hearing and Deadlines for Objections to Confirmation of the Plan.


          The hearing to determine whether the Bankruptcy Court will confirm the Plan (the "Confirmation Hearing") will commence on a date to be set by the Bankruptcy Court in the Courtroom of the Honorable A. Bruce Campbell, United States Bankruptcy Judge for the District of Colorado, Courtroom C, United States Bankruptcy Court, United States Custom House, 721 19th Street, Denver, Colorado. The Confirmation Hearing may be continued from time to time by announcement in open Court, without further notice.

          Any objections to confirmation must be filed with the Bankruptcy Court and served on the following entities by no later than [____________], 2004 [DATE TO BE ESTABLISHED BY COURT]: (a) Windsor Woodmont Black Hawk Resort Corporation, 111 Richman Street, Black Hawk, Colorado 80422, Attention: Timothy G. Rose and Michael L. Armstrong; (b) Irell & Manella LLP, 840 Newport Center Drive, Suite 400, Newport Beach, California 92660, Attention: William N. Lobel, Esq. and Albert Choi, Esq.; (c) Rubner Padjen Plotkin and Laufer LLC, 1600 Broadway, Suite 2600, Denver, Colorado 80202, Attention: Paul Rubner, Esq. and Joel Laufer, Esq.; (d) Klee, Tuchin, Bogdanoff & Stern LLP, Fox Plaza, 2121 Avenue of the Stars, 33rd Floor, Los Angeles, California 90067-5061, Attention: Michael Tuchin, Esq. and David Fidler, Esq.; (e) Linquist & Vennum, 600 17th Street, S., Suite 2125, Denver, CO 80202, Attention Craig Christensen, Esq.; (f) The Office of the United States Trustee, 999 18th Street, Suite 1551, Denver, CO 80202,
Attention: Joanne Speirs, Esq., (g) Pachulski, Stang, Ziehl, Young, Jones & Weintraub, 10100 Santa Monica Blvd., 11th Floor, Santa Monica, California 90067,
Attention: Thomsen Young, Esq.; (h) Connolly, Rosania & Lofstedt, P.C., 390 Interlocken Crescent, Suite 490, Broomfield, CO 80021, Attention: Joseph G. Rosania, Esq.; and (i) Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Suite 1500, Irvine, CA 92614, Attention: Oscar Garza, Esq. Please refer to the accompanying notice of the Confirmation Hearing for specific requirements regarding the form and nature of objections to confirmation of the Plan.

     E.   Important Notices and Cautionary Statements.

          No representations concerning the Plan are authorized by the Debtor other than those set forth in this Disclosure Statement. The information contained in this Disclosure Statement has been provided by the Debtor from the Debtor's books and records and from other sources. In reaching your decision on how to vote on the Plan, the Debtor recommends that you not rely on any representation or inducement made to secure your acceptance or rejection of the Plan that is not contained in this Disclosure Statement or in the Plan itself.

          Certain directors, officers, attorneys, accountants, financial advisors and other professionals employed by the Debtor have assisted in the preparation of this Disclosure Statement based upon factual information and assumptions respecting financial, business, and accounting data provided by the

Debtor and third parties. While those directors, officers and third parties who have contributed to this Disclosure Statement have used their best efforts to ensure the accuracy of the Disclosure Statement and the data presented herein, they have not independently verified such information and the representations made herein are solely the representations of the Debtor, and are not representations made individually by such directors, officers and/or third parties.

          This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan. Nothing contained in this Disclosure Statement shall be deemed advice on the tax or other legal effects of the Plan on holders of Claims or Interests. Holders of Claims or Interests should consult their personal counsel or tax advisor on any questions or concerns respecting tax or other legal consequences of the Plan.

          The financial data relied upon in formulating the Plan is based on the Debtor's books and records, including the Debtor's audited financial statements prepared in accordance with GAAP and the reporting requirements of the Securities and Exchange Commission. The Debtor represents that everything stated in this Disclosure Statement is true to its best knowledge. The Debtor does not represent, however, that everything stated in this Disclosure Statement is without any inaccuracy.

          CAUTIONARY STATEMENT:
          ---------------------

          Certain information included in this Disclosure Statement and its exhibits, including information about Ameristar, contains forward looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such forward looking statements are based on information available when such statements are made, and concern future results, the occurrence of which involves risks and uncertainties that could cause actual results to differ materially from those predicted in the statements. With respect to Ameristar, please consult Ameristar's Form 10-Q (for the quarterly period ended June 30, 2004) and Form 10-K (for the fiscal year ended December 31, 2003) filed by Ameristar with the U.S. Securities and Exchange Commission, which are attached hereto as Exhibits 4 and 5, respectively, for information about forward looking statements pertaining to Ameristar.

     F.   Additional Information.

                  If you have any questions about the procedures for voting on the Plan, desire another copy of a Ballot, or seek further information about the timing and deadlines with respect to confirmation of the Plan, please write to the Ballot Tabulator. The Ballot Tabulator, however, cannot and will not provide holders of Claims or Interests with any advice, including advice regarding how to vote on the Plan, or the legal effect that confirmation of the Plan will have upon Claims against or Interests in the Debtor. An inquiry to the Ballot Tabulator will not change the Ballot Deadline.

          As provided in the Plan, material modifications to the Plan, exhibits to the Plan or documents related to the Plan may be made. Finally, all pleadings filed in the Case are on file with the Clerk of the Bankruptcy Court and available for review during normal business hours. Written requests for a copy of any specific pleading or document may also be made to the Ballot Tabulator.

          Approval of this Disclosure Statement is not a determination as to whether or not the Plan is confirmable and is not a recommendation by the Court as to whether or not you should support or oppose the Plan.

II. BACKGROUND INFORMATION

     A.   The Debtor's Pre-Petition Business and Operations.

          1. General Background.

          The Debtor is the developer and owner of what was known, prior to May 14, 2003, as the Black Hawk Casino by Hyatt (the "Casino") located in Black Hawk, Colorado.4 The Casino, which opened for business on December 20, 2001, is an upscale, integrated limited stakes gaming casino, entertainment and parking facility. The Casino is the largest casino in Black Hawk, with approximately 425,000 square feet, 57,000 square feet of which is used for gaming. The Casino also features more gaming machines than any other casino in Black Hawk. The interior decor of the Casino resembles the Rocky Mountain surroundings and uses rocks, wood, and landscapes natural to Colorado as part of the interior design.

          The Casino provides patrons with a broad selection of gaming activities, lounges, dining options, and entertainment areas. The dining options at the Casino range from a steak house to a high quality buffet, and include a

-------------------

4 - As discussed below, as of May 14, 2003, the Debtor took over management of the Casino from Hyatt. The Casino is now known as the Mountain High Casino.

food court featuring various quick service food offerings. The Casino has an approximately 300,000 square foot parking garage, with the capacity to park approximately 800 vehicles in covered parking spaces. It also has 650 adjacent valet spaces, and is able to accommodate buses and motor coaches.

          From its opening until May 14, 2003, the Casino was operated and managed by Hyatt pursuant to a professional management agreement.

          At the time of the construction of the Casino, the Debtor also commenced preliminary construction of a hotel site adjacent to the Casino. In addition to the hotel site, the Debtor owns approximately 79 acres of commercially zoned unimproved land located across the street from the Casino, which is not utilized in the operation of the Casino.

          2. The Debtor's Debt Structure.

             a. The Black Hawk BID Bonds.

          In connection with the development of the Casino, in December 2001, the Debtor obtained $3,000,000 from a municipal bond issue (the "Black Hawk BID Bonds") issued by the Black Hawk Business Improvement District (the "Black Hawk BID"). The Black Hawk BID Bonds are in the form of (1) a $975,000 issue bearing 6% interest, due December 1, 2005, and (2) a $2,025,000 issue bearing 6.75% interest due December 1, 2011. The Black Hawk BID Bonds provide for payment by the Debtor in semi-annual payments of $211,083. Since the initial issuance of the Black Hawk BID Bonds in December 2001, the Debtor has remained current on its payments to the Black Hawk BID and is not otherwise in default in connection therewith.

          As of the Petition Date, the Debtor's Schedules reflect that the balance outstanding on the Black Hawk BID Bonds was $2,803,609.46, including accrued interest.

          As of the Effective Date, the Debtor estimates that the balance outstanding on the Black Hawk BID Bonds will be approximately $2,332,031.98 ($2,305,138.70 in principal and $26,893.28 in accrued interest).5

-------------------

5 - Assumes an Effective Date of December 1, 2004.  To the extent the Effective
    Date occurs on a different date, the actual amonunts could differ significantly from the amounts set forth herein.

             b. The FF&E Loan.

          On October 2, 2001, the Debtor and Wells Fargo Bank, National Association ("Wells Fargo"), as agent and lender, entered into a loan agreement referencing a loan in the original principal amount of $20,800,000 (the "FF&E Loan"). On October 2, 2001, the Debtor executed a Promissory Note in the original principal amount of $20,800,000 (the "FF&E Note"), and a Security Agreement and UCC Financing Statements granting to Wells Fargo a first-priority security interest in certain personal property of the Debtor as set forth in detail in the Security Agreement and UCC Financing Statements to secure repayment of the Loan, including, without limitation, the furniture, fixtures and equipment (including gaming equipment) (the "FF&E") purchased with the proceeds of the FF&E Loan (the "FF&E Security"). The FF&E Security likewise includes all proceeds and products of the FF&E, but specifically excludes gaming revenues realized from the use and operation of the gaming equipment. On or about May 31, 2002, Wells Fargo and David R. Belding (the "FF&E Lender") entered into an Assignment, Assumption and Consent Agreement, pursuant to which Wells Fargo assigned one hundred percent (100%) of its interest in the FF&E Loan to the FF&E Lender. The maturity date of the FF&E Loan is January 1, 2005.

          As of the Petition Date, the Debtor's Schedules reflect that the balance outstanding on the FF&E Loan was $17,806,644.19. As of the Petition Date, the FF&E Lender asserts that the balance outstanding on the FF&E Loan was $17,808,125.50.

          As of the Effective Date, by virtue of the payments made to the FF&E Lender during the Case pursuant to agreements entered into with the FF&E Lender (as described in detail in Section II.C.6.b herein), the Debtor estimates that the balance outstanding on the FF&E Loan will be approximately $7,500,000.6

c. The First Mortgage Notes.

          On March 14, 2000, the Debtor and SunTrust Bank, as trustee (the "Indenture Trustee"), entered into the First Mortgage Indenture, pursuant to which the Debtor issued its 13% First Mortgage Notes with a maturity date of March 15, 2005, in the aggregate principal amount of $100 million (the "First

-------------------

6 - Assumes an Effective Date of December 1, 2004.  To the extent the Effective
    Date occurs on a different date, the actual amonunts could differ significantly from the amounts set forth herein.

Mortgage Notes"). The First Mortgage Notes are secured by a first-priority lien on substantially all of the Debtor's assets, but specifically excluding, (1) the FF&E acquired under the FF&E Loan,7 (2) gaming licenses, (3) liquor licenses, and (4) gaming devices (to the extent that gaming laws prohibit the granting of a security interest therein). The First Mortgage Notes are publicly traded obligations, with interest due to be paid in semi-annual installments, until the maturity date of the First Mortgage Notes, when all principal and unpaid interest is then due and payable.

          Pursuant to the Plan, the holders of the First Mortgage Notes will hold an Allowed Claim in the amount of $107,400,000.00, plus interest and reasonable fees, costs and charges to the extent permitted by Bankruptcy Code section 506(b).

             d. The Second Mortgage Note.

          On March 14, 2000, Hyatt made a loan to the Debtor in the original principal amount of $7.5 million for the purpose of financing a portion of the construction and development of the Casino (the "Second Mortgage Note"). The Second Mortgage Note states that it is secured by a second-priority lien on the assets securing the First Mortgage Notes. The maturity date of the Second Mortgage Note is March 15, 2010.

          As of the Petition Date, the Debtor's Schedules reflect that the balance outstanding on the Second Mortgage Note was $10,740,520.40, including accrued interest. As of the Petition Date, Hyatt asserted that the balance outstanding on the Second Mortgage Note was $11,702,794.65.

          Pursuant to the Original Hyatt Settlement Agreement (discussed below), the amount due under the Second Mortgage Note was fixed at $10,877,790.74 and was allowed as part of Hyatt's Unsecured Claim in the total amount of $18,413,243.68. As also discussed below, subsequently the Debtor, the Ad Hoc Committee and Hyatt entered the Hyatt Settlement Agreement, pursuant to which Hyatt agreed to specific treatment under the Plan as described therein. A copy of the Hyatt Settlement Agreement is attached to the Plan as Exhibit "E."

-------------------

7 - Pursuant to the terms of the First Mortgage Deed of Trust, the FF&E becomes part of the collateral securing the First Mortgage Notes once the FF&E
    Loan has been repaid, satisfied or terminated.

          3. The Debtor's Equity Structure

             a. Preferred Stock Interests.

          The Debtor has issued 29,000 shares of its preferred stock as "Series A" preferred stock and 30,000 shares of its preferred stock as "Series B" preferred stock. The holders of both the Series A and Series B preferred stock have no voting rights.

          The Series B preferred stock is non-convertible, accrues dividends on a cumulative basis compounding quarterly at a rate of 7% per annum, and ranks senior to the Series A preferred stock and the Existing Common Stock with respect to dividend distributions and distributions upon the liquidation of the Debtor. The Series B preferred stock has a liquidation preference entitling holders of such stock to payment of the Series B original issue price plus, without duplication, an amount equal to all accumulated and unpaid dividends thereon, if any, to but excluding the date fixed for liquidation or dissolution, before any payment is made to any holders of Existing Common Stock or holders of Series A Preferred Stock.

          The Series A preferred stock is non-convertible, accrues cumulative, non-compounding dividends at the rate of 11% per annum, and ranks senior to the Existing Common Stock with respect to dividend distributions and distributions upon the liquidation of the Debtor. The Series A preferred stock has a liquidation preference entitling holders of such stock to payment of the Series A original issue price plus, without duplication, an amount equal to all accumulated and unpaid dividends thereon, if any, to but excluding the date fixed for liquidation or dissolution, before any payment is made to on any holders of Existing Common Stock.

             b. Common Stock Interests.

          The Debtor has 10,000,000 shares of Existing Common Stock authorized, and 1,000,000 shares of Existing Common Stock outstanding. The Debtor's Existing Common Stock is not publicly traded. The following is a list of the Debtor's Interest holders owning 5% or more of Debtor's outstanding Existing Common Stock, as well as the officers and directors of the Debtor who are also holders of the Debtor's outstanding Existing Common Stock, and the number of shares and percentage holdings for each such Interest holder:



----------------------------------- ------------------------------------------ ------------------- ------------------------
Owner                               Title                                      Number of Shares    Percentage Ownership
----------------------------------- ------------------------------------------ ------------------- ------------------------
AMR 21st Century Trust              Stockholder, Donald J. Malouf, Trustee     77,292.5            7.72925%
----------------------------------- ------------------------------------------ ------------------- ------------------------
APR 21st Century Trust              Stockholder, Donald J. Malouf, Trustee     77,292.5            7.72925%
----------------------------------- ------------------------------------------ ------------------- ------------------------
Patricia Deal                       Individual                                 83,602              8.3602%
----------------------------------- ------------------------------------------ ------------------- ------------------------
John M. Utley and Katherine J.      Individuals                                60,000              6.00%
Utley
----------------------------------- ------------------------------------------ ------------------- ------------------------
Jerry L. Dauderman                  Director/Chairman/CEO                      78,792              7.8792%
----------------------------------- ------------------------------------------ ------------------- ------------------------
Timothy G. Rose                     Director/President/COO                     30,171              3.0171%
----------------------------------- ------------------------------------------ ------------------- ------------------------
Michael L. Armstrong                Executive VP/CFO/ Secretary/Treasurer      15,000              1.5%
----------------------------------- ------------------------------------------ ------------------- ------------------------
Irving C. Deal                      Director                                   12,000              1.2%
----------------------------------- ------------------------------------------ ------------------- ------------------------
Garry W. Saunders                   Director                                   10,000              1.0%
----------------------------------- ------------------------------------------ ------------------- ------------------------

          The other holders of the Debtor's Existing Common Stock collectively own the remaining 55.5850% of the Debtor's outstanding Existing Common Stock, with no individual holder owning more than 5% of such stock.

          In addition, the Debtor granted options and issued warrants as follows:

          First, on April 14, 2000, the Debtor instituted a stock incentive plan for its directors and key employees that provided for the grant of options to purchase an aggregate of not more than 150,000 shares of the Debtor's Existing
Common Stock (the "2000 Stock Incentive Plan"). During 2000 and 2001, the Debtor granted options to purchase 150,000 shares of Existing Common Stock to its directors and key employees. On January 28, 2003, the Debtor cancelled these options subject to an agreement to reissue the options 6 months and one day later at the then current fair market value. The Debtor did not seek Court approval of this cancellation and reissuance agreement as the Debtor did not believe such Court approval was necessary.

          Second, on March 14, 2000, the Debtor entered into a First Warrant
Agreement, pursuant to which the following warrant shares of the Debtor's
Existing Common Stock, with a per share par value of $0.01, were issued: (a)
342,744 warrant shares to parties purchasing units of the First Mortgage Notes;
(b) 33,887 warrant shares to Hyatt in connection with the Second Mortgage Note;
and (c) 80,031 warrant shares to U.S. Bancorp Libra for acting as placement agent.

                                       13

          Third, on March 14, 2000, the Debtor entered into a Second Warrant Agreement, pursuant to which 257,058 warrant shares of the Debtor's Existing Common Stock, with a per share par value of $0.01, were issued to the parties purchasing shares of the Debtor's Series B preferred stock.

          Finally, on March 25, 2002, the Debtor instituted a stock incentive plan for its directors and key employees that provided for the grant of options to purchase an aggregate of not more than 45,000 shares of the Debtor's Existing Common Stock (the "2002 Stock Incentive Plan"). To date, there have been no options granted under the 2002 Stock Incentive Plan. However, options to purchase 15,000 shares of Existing Common Stock have been committed to Sean Sullivan, the new general manager of the Casino, and options to purchase 5,000 shares of the Debtor's Existing Common Stock have been committed to Brenda Sanchez, the new assistant general manager of the Casino, in connection with their compensation packages.

          Pursuant to the Plan, all of the Debtor's Existing Common Stock will be cancelled on the Effective Date and no holder of Existing Common Stock will receive or retain any value in respect of these Interests.

          4. The Debtor's Financial Difficulties and the Events Leading to the Commencement of the Chapter 11 Case.


          During 2002 (the Casino's first full year of operation since its opening on December 20, 2001), the Debtor generated less revenue and experienced higher expenses than had been anticipated, which resulted in the inability of the Debtor to meet its financial obligations.

          Several factors contributed to the Debtor's financial problems, including the general downturn in the Colorado economy. In its first 10 months of operation, the Debtor was unable to generate projected gaming revenues, nor did it achieve industry standard operating and profit margins. The Debtor generated revenues (net of payments of winnings to players at the Casino) of approximately $51.7 million from the operation of the Casino for the nine months ended September 2002. These revenues were generated primarily through the Casino's gaming, food and beverage operations. At the month ending September 30, 2002, on a GAAP cost basis, the Debtor had consolidated assets of approximately $139.5 million and consolidated liabilities of approximately $152.7 million.

          As a result of the lower than projected revenues, the Debtor first delayed, and then was unable to make certain required payments to its secured creditors. Under the terms of the First Mortgage Notes and the Second Mortgage Note, the Debtor deferred the September 15, 2002 interest payments until October 15, 2002. The failure to pay the interest on the First Mortgage Notes and the Second Mortgage Note due on October 15, 2002 constituted an "Event of Default" under the applicable agreements. On October 23, 2002, the Debtor received notice from the Indenture Trustee, pursuant to the terms of the First Mortgage Indenture, that the First Mortgage Notes were due and payable immediately.

          On November 1, 2002, the Indenture Trustee obtained an order from the Gilpin County District Court appointing Cordes & Company as a receiver over the Debtor's property (the "Receiver").

     B.   The Commencement of the Case.

          As a result of the foregoing, on November 7, 2002 (the "Petition Date"), the Debtor commenced the Case. As of the Petition Date, the Bankruptcy Court assumed jurisdiction over the Debtor's assets and liabilities, and, with the exception of certain cash that the Receiver continued to hold for a period of time, the Receiver returned the Debtor's property to the Estate.

     C.   Significant Events Since the Commencement of the Case.

          1. Rejection of the Hyatt Management Agreement and Post-Petition Management of the Casino.


          As discussed above, on the Petition Date, the Casino was being operated and managed by Hyatt pursuant to the Debtor's management agreement with Hyatt. After negotiations with Hyatt relative to its ongoing management of the Casino proved unsuccessful, on December 23, 2002, as part of the Debtor's reorganization effort to improve business discipline and reduce its cost structure, the Debtor filed a motion to reject the Hyatt management agreement (the "Hyatt Rejection Motion"). The Hyatt Rejection Motion was opposed by Hyatt, the Ad Hoc Committee, the Indenture Trustee and PCL and was set for a two-day evidentiary hearing in early April 2003. Just prior to the trial on the Hyatt Rejection Motion, the Debtor and Hyatt reached an agreement in principle resolving the disputes between them.

          On April 10, 2003, the Debtor executed a settlement agreement with Hyatt (the "Original Hyatt Settlement Agreement"), which provided for the rejection of the Hyatt management agreement, the transition of management of the Casino to the Debtor, and the fixing of the amount and priority of Hyatt's Claims in the Case (including the Claims based on the rejection of the management agreement). On April 25, 2003, the Bankruptcy Court entered an order approving the Original Hyatt Settlement Agreement.

          Pursuant to the Original Hyatt Settlement Agreement, and a stipulation in connection therewith, the "Rejection Date" and the transition of the management of the Casino from Hyatt to the Debtor occurred on May 14, 2003.

          The Casino is now known as the Mountain High Casino. The Debtor retained Sean Sullivan, a respected and experienced gaming manager, as the new general manager to manage the Casino. In addition, the Debtor retained the majority of the Casino line employees previously employed by Hyatt. The Debtor's prior management - Jerry L. Dauderman, Timothy G. Rose and Michael L. Armstrong
- continued to remain in management positions with the Debtor. As manager of the Casino, the Debtor implemented numerous cost-saving and revenue enhancing programs.

          On May 24, 2003, the Debtor held its "Grand Opening" as the Mountain High Casino. Under the Debtor's management, the Mountain High Casino opened with a new gaming layout, new and upgraded slot machines, a significantly looser slot hold and an "All Star" staff. The grand opening festivities featured appearances by renowned television game show host and producer Bob Eubanks and World Series Poker Champion and gambling legend Amarillo Slim. The Casino was visited by approximately 20,000 guests over the Memorial Day Grand Opening weekend and posted record-breaking revenues.

          2. Determinations and Agreements Regarding Cash Collateral.

          On December 6, 2002, the Debtor filed a motion for a determination that the cash generated by the Debtor after the Petition Date was not the cash collateral of the Debtors' secured lenders or, alternatively, for authority to use cash collateral (the "Cash Collateral Motion"). Objections to the Cash Collateral Motion were filed by the Ad Hoc Committee (with the Indenture Trustee and Hyatt joining in the Ad Hoc Committee's objection), the FF&E Lender, and by the City of Black Hawk (the City of Black Hawk and the FF&E Lender later withdrew their objections). After a hearing on January 13, 2003, the Bankruptcy Court determined that none of the Debtor's post-petition gaming revenues were the cash collateral of the Debtor's secured lenders.

          3. Receiver's Payment of Claims.

          As of the Petition Date, the Receiver held cash of the Debtor in the amount of $3,027,166. After the Petition Date, the Receiver estimated that it would only need to reserve $2,042,171 for taxes and expenses, and returned $984,995 to the Debtor.

          On November 14, 2002, the Receiver filed a motion with the Bankruptcy Court seeking approval to pay certain pre-petition claims of the Debtor's vendors. After discussion with the Debtor, the Receiver agreed to significantly reduce the amount of cash that the Receiver held in reserve, and the parties agreed on, and the Bankruptcy Court approved, payments to vendors totaling $198,080. On February 28, 2003, the Receiver disbursed an additional $75,000 in excess funds to the Debtor.

          On May 7, 2003, the Receiver submitted its final report and accounting to the Bankruptcy Court for approval (which report was thereafter amended). On June 23, 2003, the Bankruptcy Court entered its order approving the Receiver's amended final report and accounting. The Bankruptcy Court also authorized the payment of the Receiver's fees in the amount of $35,190.32 and expenses in the amount of $2,265.41, and payment of the Receiver's attorneys' fees in the amount of $23,173.50 and expenses in the amount of $1,111.86.

          4. Retention of Professionals and Appointment of the Creditors' Committee.

          Following the Petition Date, the Debtor obtained Bankruptcy Court approval to retain the following professionals: (a) Irell & Manella LLP, as the Debtor's reorganization counsel; (b) Rubner Padjen Plotkin and Laufer LLC, as the Debtor's local reorganization counsel; (c) Alvarez & Marsal, as the Debtor's financial advisors; (d) Holley, Albertson & Polk, as the Debtor's outside general counsel; (e) Grant Thornton, as tax preparers and auditors to the Debtor; (f) Dill and Dill, as special litigation counsel to the Debtor; (g) Schlueter & Associates, as the Debtor's securities counsel; (h) Saul Leonard, as litigation consultant in connection with the Hyatt matters, and (i) FTI Consulting as litigation consultant and plan advisor to the Debtor.

          Pursuant to Code Section 1102, the U.S. Trustee also appointed the Creditors' Committee, which currently consists of the following creditors:
Lombardi Brothers Meat Packers, Inc.; International Game Technology; Midwest Chemical & Supply; Jet Lithocolor, Inc.; U.S. Foods Service Inc.; and Parker Blake Inc. The Creditors' Committee thereafter obtained Bankruptcy Court approval to employ Pachulski, Stang, Ziehl, Young, Jones and Weintraub P.C. as its counsel and Connolly, Rosania and Lofstedt P.C. as its local counsel.

          5. Transfer of the Debtor's Assets.

          On August 6, 2003, the Debtor filed a plan of reorganization and disclosure statement that provided for an internal reorganization, which would have resulted in the Debtor emerging from chapter 11 with approximately $150 million in liabilities (the "Original Plan"). Under the Original Plan, the classes of holders of preferred stock and common stock Interests in the Debtor were unimpaired, and the legal, equitable, or contractual rights of such holders were not affected. Facing opposition to the Original Plan (and the first amended plan and disclosure statement, filed on November 20, 2003) from several creditor constituencies (including the Indenture Trustee and the Ad Hoc Committee), the Debtor, in good faith, negotiated and worked with the Ad Hoc Committee and the Debtor's other creditors with respect to potential alternatives to the Original Plan, including a sale of the Debtor's assets to a third party.

             a. Efforts to Market and Sell the Property.

          At the time the Debtor filed the Original Plan, the Ad Hoc Committee had already been exploring a possible sale of the Debtor's assets. To this end, in September 2003, the Ad Hoc Committee directed CIBC World Markets ("CIBC"), financial advisors to the Ad Hoc Committee, to develop a list of potential purchasers of the Debtor's assets. Drawing on its comprehensive database of companies with experience in the gaming industry, CIBC identified potential purchasers based on such criteria as: (1) experience in the gaming industry, (2) financial ability to purchase the Debtor's assets, and (3) ability to obtain a gaming license. Based on its extensive experience in the gaming industry, CIBC identified 16 potential qualified purchasers. CIBC thereafter developed an information package regarding the Debtor and its operations and approached these 16 potential purchasers to discuss a potential sale. This effort resulted in a series of face-to-face and telephonic meetings between CIBC and 10 potential purchasers who expressed interest. In November and December of 2003, CIBC received informal acquisition proposals from two of these parties. CIBC negotiated certain terms of sale with these purchasers as well as continued to discuss the sale of the Debtor's assets with other interested parties.

          In March 2004, after consulting with CIBC regarding its marketing efforts and acquisition proposals, and after due consideration of the Debtor's own efforts and inquiries to potential purchasers regarding the sale of its assets, the Debtor, in the exercise of its business judgment, determined that the best way to maximize value for the benefit of the Estate and its creditors was to sell substantially all of its assets, and implement such sale under a plan of reorganization.

          The Debtor, with the agreement of CIBC and the Ad Hoc Committee, determined that the best way to both maximize value and to provide for a speedy resolution of this Case was to focus on qualified purchasers who had previously expressed an interest in purchasing the Debtor's assets and provide them with a draft asset purchase agreement and access to an electronic data room that would provide potential purchasers with 24 hour unfettered access to relevant documents and data. In order to protect the Debtor's confidential and proprietary information, access to the electronic data room was restricted to parties who executed a non-disclosure agreement. Five potential purchasers executed the non-disclosure agreement and began their due diligence. The deadline for the submission of purchase offers was set for April 30, 2004.

          On April 30, 2004, three bidders submitted asset purchase agreements. One of the bids was markedly lower than the bids submitted by the other two bidders. CIBC informed the lowest bidder that it would have to increase its bid to participate further. The lowest bidder indicated that it would not increase its bid and was removed from consideration.

          The Debtor, the Ad Hoc Committee and CIBC then engaged in comprehensive negotiations with the two remaining bidders in an effort to improve the terms of the bids and thereby maximize value for the Debtor's creditors and the Estate. After approximately one month of negotiations with these two bidders, the Debtor, the Ad Hoc Committee and CIBC determined that the bid submitted by Ameristar was the most favorable. The Debtor and Ameristar thereafter executed the Asset Purchase Agreement, a copy of which is attached as Exhibit "A" to the Plan. This agreement, before it was amended, included a contingent purchase price element, a portion of which was expected to be distributed to holders of Class 9A and Class 9B Interests. The Asset Purchase Agreement was thereafter amended by that "Amendment to Asset Purchase Agreement," dated as of August 3, 2004, a copy of which is attached as Exhibit "B" to the Plan. Under the amended Asset Purchase Agreement, the cash portion of the consideration from Ameristar was increased and the contingent element that was expected to be paid to the holders of Class 9A and Class 9B Interests became fixed at an amount that is less than the maximum contingent amounts, but greater than the minimum contingent amounts, that were payable prior to the amendment.

          Given the extensive marketing process conducted by the parties, and the quality of Ameristar's bid for the Debtor's assets, the Debtor, with the input of major constituencies in the Case, has determined that the transfer of the Acquired Assets pursuant to the terms of the Asset Purchase Agreement is the best way to maximize value for the benefit of the Debtor's creditors and shareholders and the Estate.

             b. The Asset Purchase Agreement.

          The Asset Purchase Agreement provides for the transfer of the Acquired Assets (which includes the Casino and substantially all of the remaining assets of the Debtor) to Ameristar (or its assignee). Subject to the terms of the Asset Purchase Agreement, Ameristar agreed to provide, among other things, the following consideration for the Acquired Assets: (a) cash in the amount of $117,000,000 (subject to adjustment as provided for in the Asset Purchase Agreement); $2.5 million in Ameristar Stock; and (c) the assumption of certain liabilities including, but not limited to, all liabilities and obligations of the Debtor arising under and related to municipal bonds issued by the Black Hawk BID, all casino liabilities to the Debtor's gaming patrons and all liabilities of the Debtor for unused vacation, sick pay, holiday pay and paid time off as of the Closing Date for all employees hired by Ameristar.

          Among the conditions to consummating the Asset Purchase Agreement was the entry of an order approving certain buyer protections (including, without limitation, a break-up fee and overbid protections) in favor of Ameristar. On June 1, 2004, the Debtor filed and served its Motion for Order Approving Certain

Buyer Protections in Connection with the Sale of the Debtor's Assets through a Plan of Reorganization (the "Buyer Protection Motion"). The Buyer Protection Motion was heard by the Court on June 18, 2004. The Order Granting the Buyer Protection Motion was entered on June 18, 2004. Consummation of the Asset Purchase Agreement is also conditioned on confirmation of the Plan.

             c. The Ameristar Stock Issuance.

          The Ameristar Stock will be issued to the holders of Class 9A and Class 9B Interests in accordance with the terms and conditions of the Asset Purchase Agreement. The parties expect that the issuance of the Ameristar Stock under the Plan will be exempt from registration under the Securities Act pursuant to Section 1145(a) of the Bankruptcy Code, based on the fact that the Ameristar Stock will be issued under the Plan, once approved by the Court; the stock will be offered in exchange for Interests in the Debtor; and Ameristar will be a "successor" to the Debtor, for purposes of Section 1145 of the Bankruptcy Code, in that it is purchasing substantially all of the Debtor's assets and assuming various post-closing liabilities and obligations with respect to the assets purchased. Alternatively, the Ameristar Stock may be issued to the holders of Class 9A and Class 9B Interests pursuant to another available exemption from registration, and Ameristar may elect to register the Ameristar Stock pursuant to a resale registration statement under Rule 415 of the Securities Act.

             d. Information About Ameristar.

          Ameristar is a publicly traded company (NASDAQ: ASCA) that is headquartered in Las Vegas, Nevada. Ameristar is a leading developer, owner, and operator of casinos and related entertainment facilities in local and regional markets. Ameristar, through its wholly owned subsidiaries, owns and operates six casino properties in five markets. The company's portfolio of casinos consists of: Ameristar St. Charles (serving the greater St. Louis, Missouri area); Ameristar Kansas City (serving the Kansas City, Missouri metropolitan area); Ameristar Council Bluffs (serving Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (serving Jackson, Mississippi, and Monroe, Louisiana); and Cactus Petes and The Horseshu in Jackpot, Nevada (serving Idaho and the Pacific Northwest). Ameristar's properties exemplify high-quality design and construction and offer outstanding dining, lodging, and entertainment options along with the most current gaming technology. As of March 1, 2004, Ameristar employed approximately 7,050 employees.

          Ameristar's consolidated net revenues for the year ended December 31, 2003, were $782.0 million compared to $698.0 million for 2002, an increase of 12.0% over the prior year. Additionally, in 2003 Ameristar achieved the highest market share in each of the markets in which it operates. Ameristar's net income increased to $47.6 million for the year ended December 31, 2003, compared to $40.5 million in 2002.

          For the six months ended June 30, 2004, Ameristar's consolidated net revenues were $424.4 million, up $41.0 million, or 10.7%, from the corresponding 2003 period. Ameristar's consolidated net income for the six months ended June 30, 2004 increased to $30.9 million from $26.2 million in the same period in 2003.

          Ameristar's consolidated net revenues for the quarter ended June 30, 2004, were $210.0 million, representing an increase of $15.2 million, or 7.8%, over the second quarter in 2003. Ameristar's consolidated net income increased to $15.0 million in the 2004 second quarter from $14.5 million in the second quarter of 2003.

          In the first and second quarters of 2004, each of Ameristar's properties continued to be ranked number one in market share in its respective market.

          Ameristar historically has funded its daily operations through net cash provided by operating activities and its significant capital expenditures primarily through operating cash flows, bank debt, and other debt financing. Ameristar believes that its cash flows from operations, cash, and cash equivalents and availability under its senior credit facilities will support its operations and liquidity requirements, including current capital expenditure plans, for the foreseeable future. As of June 30, 2004, in addition to the $68.9 million available for borrowing under the company's senior credit facilities, Ameristar had approximately $89.7 million of cash and cash equivalents, approximately $45 million of which were required for daily operations. Ameristar plans to finance the transaction with the Debtor from a combination of available cash and an increase in the borrowing capacity under its senior credit facilities. Ameristar believes that its financial condition is such that it has provided adequate assurance of its future performance of the obligations that it will assume under the Plan and Asset Purchase Agreement.

          Additional information about Ameristar can be found in the Form 10-Q (for the quarterly period ended June 30, 2004) and Form 10-K (for the fiscal year ended December 31, 2003) filed by Ameristar with the U.S. Securities and Exchange Commission, copies of which are attached hereto as Exhibits 4 and 5, respectively.

          6. Other Significant Events in the Case.

             a. The Hyatt Settlement Agreement.

          As of the date of the Original Hyatt Settlement Agreement, Hyatt had in its possession funds in the amount of approximately $788,000 (the "Funds") in which Hyatt purported to hold an ownership interest pursuant to the terms of the Hyatt management agreement and applicable law. Hyatt agreed to turn over the Funds to the Debtor under the terms and conditions of the Original Hyatt Settlement Agreement. However, by virtue of the Debtor's alleged material breaches of the Original Hyatt Settlement Agreement and the amounts allegedly remaining outstanding under the Original Hyatt Settlement Agreement, the Funds were never turned over.

          On July 23, 2004, the Debtor, the Ad Hoc Committee (and its members) and Hyatt entered into the Hyatt Settlement Agreement, which provides for the compromise and resolution of all of the disputes between the Debtor and Hyatt and the treatment of Hyatt's Claims under the Plan. In short, pursuant to the Hyatt Settlement Agreement, and in full satisfaction of all Claims, demands or obligations arising under or related to Hyatt's Claims in the Case, Hyatt shall, among other things, be entitled to retain the Funds and shall be paid $778,530 in cash within 10 days after the Effective Date of the Plan. For the complete terms of the Hyatt Settlement Agreement, please refer to Exhibit "E" of the Plan.

             b. The FF&E Settlement Agreement.

          On or about February 19, 2003, the Debtor and the FF&E Lender entered into an agreement pursuant to which all issues between the Debtor and the FF&E Lender concerning the amount and priority of the FF&E Lender's Claim and the treatment of such Claim under a plan were resolved. On February 19, 2003, the Debtor filed its Motion to Approve Stipulation Regarding (1) Allowance and Payment of Secured Claim of David R. Belding; and (2) Mutual Release of Claims Relating to Disputes Over Funds in Wells Fargo Bank Account (the "FF&E Stipulation").

                  Objections to the FF&E Stipulation were filed by the Ad Hoc Committee and PCL, and the Indenture Trustee and the Creditors' Committee filed joinders to the objection filed by the Ad Hoc Committee (PCL later withdrew its objection to the FF&E Stipulation). The objections asserted, among other things, that the initiation of an adversary proceeding may be required to obtain the relief sought in the FF&E Stipulation. The Debtor, the FF&E Lender, and the objecting parties agreed to proceed with the matter by way of an adversary proceeding and the matter was converted to an adversary proceeding.

                  Thereafter, the parties reached an agreement whereby the adversary proceeding on the FF&E Stipulation was held in abeyance and the issues relating to the FF&E Stipulation were resolved or reserved for a later date. On June 24, 2003, the Debtor filed an Amended Stipulation Regarding (1) Allowance and Payment of Secured Claim of David R. Belding; and (2) Mutual Release of Claims Relating to Disputes Over Funds in Wells Fargo Bank Account (the "Belding Agreement"), which was approved by the Bankruptcy Court by order entered June 30, 2003. The Belding Agreement provided, among other things, that the FF&E Lender would receive payments of up to $500,000 per month during the Case and would be paid certain amounts in connection with confirmation of a plan. Pursuant to the terms of the Belding Agreement, commencing in July 2003, the FF&E Lender has received payments of $500,000 per month for total payments during the Case, as of May 1, 2004, in the amount of $5,000,000.

                  After the approval of the Belding Agreement, the Debtor and the FF&E Lender entered into the FF&E Settlement Agreement, dated as of May 28, 2004, which has been incorporated into the Plan. Pursuant to the FF&E Settlement Agreement, the FF&E Lender shall continue to be paid the amount of $500,000 per month until the Effective Date of the Plan and shall be paid, on the Effective Date, an amount equal to $11,000,000 less any monthly payments made to the FF&E Lender during the Case in excess of the $5,000,000 already paid to the FF&E Lender as of May 1, 2004.8 The FF&E Agreement also provides for the mutual release of claims, the dismissal of the FF&E Lender's Liens on assets of the Estate, and the dismissal of the pending adversary proceeding relating to issues

-------------------

8 - Assuming a December 1, 2004 Effective Date, the Debtor estimates that the
    FF&E Lender will be entitled to receive a limp-sum payment of $7,500,000 in full satisfaction its Claims.

covered by the FF&E Settlement Agreement. The FF&E Settlement Agreement is conditioned on, among other things, confirmation of the Plan. The Debtor is seeking Bankruptcy Court approval of the FF&E Settlement Agreement pursuant to the Plan. The treatment of the FF&E Lender is reflected in the Plan and described in Section II.C.6.b, above.

             c. The PCL Settlement Agreement.

          PCL Construction Services, Inc. ("PCL") was the general contractor in the construction of the Casino. Pursuant to its contract with the Debtor, PCL was obligated to prepare construction schedules for completion of the Casino within the time limits of the contract, to revise the schedules to the extent required, to provide for timely completion of the contract, and to otherwise perform and act in the capacity of general contractor.

          On May 29, 2002, the Debtor filed a complaint in Gilpin County District Court, Colorado, seeking damages from PCL for (1) fraudulent misrepresentation, (2) fraudulent concealment, (3) negligent misrepresentation,
(4) constructive fraud, and (5) breach of contract (the "Casino Action"). On June 19, 2002, PCL filed an answer and filed its own complaint against the Debtor and 20 other defendants (including numerous subcontractors) also in Gilpin County District Court, Colorado (the "PCL Action"). On August 22, 2002, the Debtor filed an answer to the complaint in the PCL Action. Prior to the Petition Date, the Casino Action and the PCL Action were consolidated into one case.

          The claims of PCL and its subcontractors against the Debtor aggregated approximately $10,000,000 and the Debtor's claims against PCL were in the approximate amount of $5,000,000. The claims on the part of both PCL and the Debtor were contingent and unliquidated, however, PCL's claims included claims for the foreclosure of mechanic's liens on the Casino property and PCL asserted that the mechanic's liens were first priority liens on the Casino property, superior in priority to the deed of trust of the Indenture Trustee on behalf of the First Mortgage Noteholders.

          Following extensive settlement discussions, on May 15, 2003, PCL (on behalf of itself and the PCL Subcontractors) and the Debtor entered into a Settlement and Release Agreement (the "PCL Settlement Agreement"). Pursuant to the PCL Settlement Agreement, the Debtor agreed to pay PCL a total of

$4,500,000, with a $2,300,000 down payment, a $1,400,000 payment on the first to occur of January 15, 2004 or ten (10) days after the effective date, $400,000 on October 15, 2004 and $400,000 on April 15, 2005. A motion for approval of the PCL Settlement Agreement was filed with the Bankruptcy Court on May 16, 2003 and was approved by order entered July 7, 2003.

          Subsequent to the order approving the PCL Settlement Agreement, PCL, the PCL Subcontractors and Debtor have performed in accordance with the PCL Settlement Agreement. Specifically, all required documents for the dismissal of the Casino Action and the PCL Action and all required documents for the release of the mechanic's liens on the Casino property, as well as required general releases, have been placed in escrow with Clear Creek Gilpin Abstract & Title Corp., the required $2,300,000 down payment was paid to PCL by the Debtor on July 28, 2003, and the required $1,400,000 payment was paid to PCL by the Debtor on January 15, 2004. Under the Plan, PCL will be treated as set forth in the PCL Settlement Agreement.

             d. The Steelman ADR.

          Paul Steelman, Ltd. and Paul Steelman, an individual (together, "Steelman") was the project architect for the Casino project. Steelman asserts that it is owed approximately $200,000 for architectural work performed at the Casino project. On or about April 5, 2002, Steelman filed a mechanic's lien against the Casino relating to such amount. The Debtor disputes that Steelman is owed any amounts and believes that Steelman owes the Debtor $2,200,000 for Steelman's failure to properly prepare and complete architectural plans and specifications for the Casino project in a timely fashion.

          Prior to the Petition Date, on or about October 1, 2002, the Debtor and Steelman entered into a dispute resolution agreement relating to their disputes (the "Steelman ADR Agreement") that provided for mediation to be followed by binding arbitration, if necessary (the "Steelman ADR"). The Steelman ADR Agreement provided for the retention of a forensic architect by the Debtor and established certain dates and deadlines relating to the submission of a report by the Debtor's forensic architect, a rebuttal report by Steelman, and the conclusion of the Steelman ADR. Prior to the Petition Date, the Debtor's forensic architect, JMS Architect, completed its report. However, the balance of the Steelman ADR process was stayed by the filing of the Case.

          On March 24, 2003, the Bankruptcy Court granted the Debtor's motion seeking authority to retain and compensate JMS Architect in connection with the Steelman ADR, and on May 14, 2003, the Bankruptcy Court granted the Debtor's and Steelman's joint motion for relief from stay to proceed with Steelman ADR.

          Steelman and the Debtor retained David Rudy, Esq. of Just Accord, Inc. to act as a mediator and established September 22 and 23, 2003 as dates for the mediation. At the September mediation, the Debtor and Steelman agreed to establish further deadlines for the submission of additional evidence to the mediator and set a continued mediation for December 19, 2003. The mediation was unsuccessful. Binding arbitration will be conducted by Murray Richtel, an arbitrator at the Judicial Arbiter Group in Denver, Colorado. The arbitration is currently scheduled for December 1 - 9, 2004. Steelman has been left unimpaired under the Plan.

             e. First Place LLC.

          On or about August 2, 2001, First Place LLC ("First Place") filed a lawsuit in the Gilpin County District Court against the Debtor generally seeking a declaratory judgment that certain deeds in the Debtor's chain of title with respect to a certain strip of real property conveyed only an easement. First Place claims fee title to the real property that is the subject of the foregoing state court litigation (the "Disputed Property"). The Debtor timely referred the issue to its title insurance company, First American Title, which advised the Debtor that the claim was covered by the Debtor's title insurance and that First American Title would defend the claim. After a trial in June 2002, the trial court determined that First Place has an ownership interest in approximately 2,632 square feet of property as to which title was insured in favor of the Debtor. On or about October 18, 2002, the trial court entered an order granting certain post-trial motions relating to the trial court's decision. In that order, the trial court indicated that it could order the conveyance of the Disputed Property to the Debtor and order that damages be paid to First Place in connection therewith. Before a further hearing was held, the Debtor filed the Case and the action was stayed.

          As of March 17, 2003, the date set by the Bankruptcy Court as the claims bar date, First Place had not filed a proof of claim in the Case. On or about April 10, 2003, pursuant to Bankruptcy Rule 3004, the Debtor, through First American Title, filed a proof of claim on behalf of First Place. On May 5,

2003, First Place filed a notice of withdrawal of the proof of claim filed on its behalf, taking the position that First Place does not hold a Claim against the Estate.

          On or about June 11, 2003, the Debtor, through First American Title, filed in the Case an adversary proceeding against First Place seeking a determination that First Place is a creditor with a Claim against the Debtor's Estate. On or about July 11, 2003, First Place filed a motion in the Case seeking relief from stay. In addition, First Place filed a motion in the adversary proceeding seeking abstention. On or about July 31, 2003, the Debtor, through First American Title, filed its opposition to First Place's requests to the extent they sought to avoid enforcing a Claim in the Case (the Debtor did not oppose First Place's motions to the extent First Place simply sought to liquidate the amount of the Claim in the state court (and, in fact, offered to stipulate to such relief early in the Case)). The hearing on the First Place relief from stay motion was scheduled for August 7, 2003, at which time the Court granted relief from stay to allow First Place to proceed with the state court action. On November 14, 2003, the Court granted First Place's abstention motion.

          Following the Court's modification of the automatic stay, the trial court in the state court action ordered the conveyance of the Disputed Property to the Debtor upon the condition that the Debtor pay $73,500 to First Place. First Place has appealed the trial court's order and the trial court has issued a stay of the order pending First Place's appeal thereof.

          First Place takes the position that it does not hold a Claim against the Estate. First Place further asserts that the Bankruptcy Court has on separate occasions held that (i) First Place does not have a Claim, and (ii) the Bankruptcy Court is required to abstain from determining that First Place has a Claim. The Plan will not impact First Place's rights in connection with the Disputed Property. The Debtor does not anticipate any financial exposure in connection with the First Place matter and anticipates that First American Title will resolve the First Place matter at its expense. The Debtor may assert affirmative claims against First Place, and its principals, in connection with the actions taken by First Place against the Debtor and its property and expressly reserves the right to pursue such affirmative claims.

             f. The GF Gaming Appeal.

          On October 22, 2001, GF Gaming, a gaming company operating a casino in Central City, Colorado, filed an appeal with the Colorado Gaming Commission challenging the issuance of licenses to the Debtor and Hyatt on the grounds that the Colorado Gaming Commission failed to consider whether the Casino facility met the historic architecture intent of the Colorado gaming laws. In December 2001, at the Debtor's and Hyatt's request, the Colorado Gaming Commission dismissed GF Gaming's action based upon lack of standing and lack of jurisdiction. In February 2002, GF Gaming filed a notice of appeal continuing its challenge in the Colorado Court of Appeal. A decision by the Court of Appeals was stayed by the filing of the Case. On March 26, 2003, all parties to the GF Gaming matter filed a stipulated motion to lift the automatic stay to allow the GF Gaming appeal to proceed to conclusion in its original forum. Thereafter, the Court of Appeals dismissed the GF Gaming appeal. Accordingly, the Debtor does not anticipate any financial exposure in connection with the GF Gaming matter.

          7. Claims.

             a. The Bar Dates for Filing Proofs of Claims.

          The Bankruptcy Court set January 23, 2003, as the deadline for Filing proofs of Claims against the Debtor. Subsequently, the Bankruptcy Court set a supplemental bar date of March 17, 2003 for certain creditors and interested parties who did not receive notice of the prior bar date. Accordingly, with the exception of a general 30-day bar date for Claims arising from the rejection of executory contracts and unexpired leases, the deadlines for filing proofs of claim against the Debtor have passed.

             b. Proofs of Claim Filed.

          The Claims Register maintained by the Bankruptcy Court in the Case reflects 144 filed proofs of claim, representing a total in excess of $160 million in Claims against the Estate, including, among other things, disputed, contingent, and unliquidated Claims, as well as Claims which have since been paid or settled.

             c. Estimated Amounts of Claims.

          Pursuant to the Debtor's Schedules, the Debtor estimated that, as of the Petition Date, the total amount of the Claims (including disputed Claims) that would be asserted against the Estate was $149,021,885. Secured Claims accounted for $144,555,332 of this amount; Priority Claims accounted for $49,687 of this amount; and General Unsecured Claims accounted for approximately $4,414,206 of this amount.



          Since the filing of the Schedules, the Debtor has entered into settlements, accounted for the post-petition payments made (or to be made) by the Debtor and the Receiver, and has otherwise reviewed its books and records and the Proofs of Claims Filed in this Case, and estimates that, as of the Effective Date, the following Claims will exist against the Debtor's Estate
(grouped by type of Claim):

----------------------------------------------------------- --------------------------------------------------------
Type of Claim                                               Amount of Claim9
----------------------------------------------------------- --------------------------------------------------------
Secured Claim of Black Hawk BID                              $2,332,031.98
----------------------------------------------------------- --------------------------------------------------------
Secured Claim of PCL (on behalf of itself                      $400,000.00
and the PCL subcontractors)
----------------------------------------------------------- --------------------------------------------------------
Secured Claim of Steelman                                          $0
----------------------------------------------------------- --------------------------------------------------------
Secured Claim of the FF&E Lender                             $7,500,00010
----------------------------------------------------------- --------------------------------------------------------
Secured Claim of the First Mortgage                          $107,400,000 (plus interest and reasonable
Noteholders                                                  fees, costs and charges to the extent permitted
                                                             by Bankruptcy Code section 506(b)
----------------------------------------------------------- --------------------------------------------------------
Other Secured Claims                                                $0
----------------------------------------------------------- --------------------------------------------------------
Priority Tax Claims                                             $27,960.00
----------------------------------------------------------- --------------------------------------------------------
Unsecured Priority Claims                                       $21,727.40
----------------------------------------------------------- --------------------------------------------------------
Allowed Unsecured Claim of Hyatt (as described in the       $18,413,243.6811
Original Hyatt Settlement Agreement)
----------------------------------------------------------- --------------------------------------------------------
General Unsecured Claims (including estimated rejection     $1,161,279.25 (estimated)12
damage claims)
----------------------------------------------------------- --------------------------------------------------------

-------------------

9  - Assumes an Effective Date of December 1, 2004.
10 - Pursuant to the FF&E Settlement Agreement, and in full satisfaction of all of its Claims against the Debtor, the FF&E Lender shall be paid, on the Effective Date, an amount equal to $11,000,000 less any monthly payments made to the FF&E Lender during the Case in excess of the $5,000,000 already paid to the FF&E Lender as of May 1, 2004.
11 - Pursuant to the Hyatt Settlement Agreement, and in full satisfaction for all of its Claims against the Debtor, Hyatt shall be paid $778,530 on the Effective Date and shall be entitled to retain the Funds.
12 - The Debtor believes that the Allowed General Unsecured Claims (without accounting for rejection damage claims) will be approximately $961,279.25.
     The Debtor also believes that, based on the currently contemplated rejections, the rejection damage claims will not exceed the amount of $200,000. The Debtor has estimated the amount of General Unsecured Claims based upon the Schedules, the Debtor's books and records, including records relating to the post-petition payments

                                       30




----------------------------------------------------------- --------------------------------------------------------
Type of Claim                                                          Amount of Claim9
----------------------------------------------------------- --------------------------------------------------------
Unpaid Administrative Claims (other than Ordinary Course             $250,000 (estimated)
Administrative Claims paid in the ordinary course of
business)
----------------------------------------------------------- --------------------------------------------------------
Substantial Contribution Claims of Ad Hoc Committee and     To be submitted in accordance with the Plan13
Indenture Trustee
----------------------------------------------------------- --------------------------------------------------------
Cure Amounts                                                             $182,509.39
----------------------------------------------------------- --------------------------------------------------------

          The Debtor before the Effective Date and the Continuing Estate
Representative, the Post-Effective Date Committee, and the Ad Hoc Committee after the Effective Date reserve any and all rights, except as expressly stated in the Plan, to object to or defend against any Claim asserted against the Debtor.

             d. Claim Objections.

          Except as provided by the Plan, the Debtor before the Effective Date, the Continuing Estate Representative and/or the Ad Hoc Committee (with respect to non-Class 8A Claims) and the Post-Effective Date Committee (with respect of Class 8A Claims) may file objections to Claims by the later of (a) 120 days after the Effective Date, unless extended by the Court, and (b) 120 days after the date on which a proof of Claim or Interest has been Filed, unless extended by the Court. Subject to the Plan, the Debtor, the Continuing Estate
Representative, the Post-Effective Date Committee and the Ad Hoc Committee reserve any and all rights they may have with respect to seeking the allowance or disallowance of any and all Claims, including Claims not referenced in the Disclosure Statement. In voting on the Plan, creditors may not rely on the absence of an objection to their proofs of claim as any indication that the Debtor or another party in interest ultimately will not object to the amount,

-------------------

     made by the Debtor and the Receiver, and the proofs of Claims Filed in the Case, settlements reached with certain creditors, and certain assumptions regarding Claims objections. While the Debtor believes that the Creditors'
     Committee, the Post-Effective Date Committee or the Ad Hoc Committee will prevail in any Filed Claims objections, the Debtor cannot give any assurance that the Creditors' Committee, the Post-Effective Date Committee or the Ad Hoc Committee will prevail on a sufficient number of Claim objections to reduce the Claims to the amounts set forth in the foregoing chart.
13 - See Section III.A2.e for an explanation of the Substantial Contribution
     Claims of the Ad Hoc Committee and Indenture Trustee.

                                       31

priority, security, or allowability of their Claims (unless the Claim is specifically allowed under the Plan). Moreover, to the extent provided for above and in the Plan, the Debtor, the Continuing Estate Representative, the Post-Effective Date Committee and the Ad Hoc Committee reserve, and intend to prosecute, all objections to Claims and counterclaims the Debtor may have with respect to Claims asserted against the Debtor, and, except as specifically set forth in the Plan, further reserve the right to prosecute claims of the Debtor and the Estate.

          Attached hereto as Exhibit "2" is a list of the Unsecured Creditors who were Scheduled by the Debtor and/or have filed proofs of claim in the Case (Exhibit "2" does not include any Claims based upon the rejection of executory contracts or unexpired leases, which the Debtor believes will not exceed the total amount of $200,000). Exhibit "2" also sets forth whether the Debtor believes each Claim is an Allowed Claim or is a Disputed Claim. If the Debtor has listed your Claim as Disputed, you should expect an objection to be brought to your Claim. Many objections to Claims will be that the amount set forth in the proof of claim does not reflect the amount set forth in the Debtor's books and records, or does not account for payments made by the Receiver or the Debtor after the Petition Date. Other objections may be raised to such Claims.

          PLEASE NOTE THAT THE DEBTOR HAS MADE EVERY ATTEMPT TO LIST ON EXHIBIT "2" ALL OF THE GENERAL UNSECURED CLAIMS NOTED ON THE CLAIMS DOCKET MAINTAINED BY THE BANKRUPTCY COURT. THE DEBTOR, HOWEVER, RESERVES THE RIGHT TO AMEND EXHIBIT "2" AT ANY TIME PRIOR TO THE HEARING ON THE APPROVAL OF THIS DISCLOSURE STATEMENT. FURTHER, THE DEBTOR RESERVES THE RIGHT TO OBJECT TO ANY AND ALL CLAIMS ASSERTED AGAINST THE DEBTOR IN THE CASE NOTWITHSTANDING A CLAIM'S INCLUSION OR NON-INCLUSION ON EXHIBIT "2" OR A CLAIM'S DESIGNATION AS A DISPUTED CLAIM OR AN UNDISPUTED CLAIM ON EXHIBIT "2."

          8. Executory Contracts and Unexpired Leases.

          On the Petition Date, the Debtor was party to certain unexpired leases and executory contracts. The Debtor has engaged in negotiations regarding many of these agreements, and where appropriate, has rejected certain agreements.

          On the Effective Date, the Debtor intends to assume and assign to Ameristar the unexpired leases and executory contracts designated for assumption and assignment under the Asset Purchase Agreement and listed on the Schedule of Assumed and Assigned Agreements. The initial Schedule of Assumed and Assigned Agreements will be Filed on or before 21 days prior to the Confirmation Hearing. The Debtor reserves its right to amend this schedule at any time prior to the Effective Date.

          On the Effective Date, the Debtor will reject all executory contracts and unexpired leases - other than those designated for assumption and assignment under the Asset Purchase Agreement and listed on the Schedule of Assumed and Assigned Agreements - to the extent that these agreements constitute executory contracts or unexpired leases under Bankruptcy Code section 365.

          9. Avoidance Actions.

          Payments made by the Debtor within 90 days and one-year of the Petition Date may be recoverable under Bankruptcy Code section 547 as preferential transfers. Also, the Debtor may have other potential avoidance actions, including actions to set aside and/or recover fraudulent transfers arising under Bankruptcy Code sections 544 and 548 and applicable state law, which may apply to transfers preceding the Petition Date by four or more years. The Debtor has not evaluated the character and nature of the aforementioned payments, the potential that they may be recoverable as preferential transfers or the potential that they (or other transactions) may be recoverable as fraudulent transfers. THE DEBTOR AND CONTINUING ESTATE REPRESENTATIVE RESERVE THE RIGHT TO PURSUE THE RECOVERY OF PREFERENCES AND/OR FRAUDULENT TRANSFERS COMMENCED PRIOR TO NOVEMBER 7, 2004 (THE STATUTE OF LIMITATIONS FOR COMMENCING SUCH ACTIONS) IN THEIR DISCRETION.

III.     SUMMARY OF THE PLAN

          The following is a narrative description of certain provisions of the Plan. The Plan is attached hereto as Exhibit "1." The following summary of the Plan is qualified in its entirety by the actual terms of the Plan. In the event of any conflict, the terms of the Plan will control over any summary set forth in this Disclosure Statement.

     A.   Classification of Claims and Interests under the Plan.


          The Bankruptcy Code requires that a chapter 11 plan divide the different claims against, and equity interests in, the debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. The Bankruptcy Code does not require the classification of administrative claims and certain priority claims, and they are typically denominated "unclassified claims."

          Under Bankruptcy Code section 1124, a class of claims is "impaired" unless the plan (i) leaves unaltered the legal, equitable, and contractual rights of the holders of claims in the class; or (ii) cures all defaults (other than those arising from the debtor's insolvency, the commencement of the case, or nonperformance of a nonmonetary obligation) that occurred before or after the commencement of the case, reinstates the maturity of the claims in the class, compensates the holders for their actual damages incurred as a result of their reasonable reliance on any acceleration rights, and does not otherwise alter their legal, equitable, and contractual rights. Except for any right to accelerate the debtor's obligations, the holder of an unimpaired claim will be placed in the position it would have been if the debtor's case had not been commenced.

          A chapter 11 plan must designate each separate class of claims and equity interests either as "impaired" (affected by the plan) or "unimpaired" (unaffected by the plan). If a class of claims is "impaired," under the Bankruptcy Code the holders of claims in that class are entitled to vote on the plan (unless the plan provides for no distribution to the class, in which case the class is deemed to reject the plan), and to the right to receive, under the plan, property with a value at least equal to the value that the holder would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code. If a class of claims is unimpaired, the holders of claims in that class are deemed to accept the plan.

          As required by the Bankruptcy Code, the Plan classifies Claims and Interests into the following classes:



---------------- -------------------------------------------- ------------------------ ---------------------------
     CLASS                       DESCRIPTION                         IMPAIRED/               VOTING STATUS
                                                                    UNIMPAIRED
---------------- -------------------------------------------- ------------------------ ---------------------------
     None        Administrative Claims and Priority Tax             Unimpaired         Not Entitled to Vote
                 Claims
---------------- -------------------------------------------- ------------------------ ---------------------------
    Class 1      Secured Claim of Black Hawk BID                    Unimpaired         Not Entitled to Vote
---------------- -------------------------------------------- ------------------------ ---------------------------
    Class 2      Secured Claim of PCL                               Unimpaired         Not Entitled to Vote
---------------- -------------------------------------------- ------------------------ ---------------------------
    Class 3      Secured Claim of Steelman                          Unimpaired         Not Entitled to Vote
---------------- -------------------------------------------- ------------------------ ---------------------------
    Class 4      Secured Claim of FF&E Lender                        Impaired          Entitled to Vote
---------------- -------------------------------------------- ------------------------ ---------------------------
    Class 5      Secured Claim of First Mortgage Noteholders         Impaired          Entitled to Vote
---------------- -------------------------------------------- ------------------------ ---------------------------
    Class 6      Other Secured Claims (including Secured            Unimpaired         Not Entitled to Vote
                 Tax Claims)
---------------- -------------------------------------------- ------------------------ ---------------------------
    Class 7      Priority Claims (Other than Priority Tax           Unimpaired         Not Entitled to Vote
                 Claims)
---------------- -------------------------------------------- ------------------------ ---------------------------
   Class 8A      General Unsecured Claims                            Impaired          Entitled to Vote
---------------- -------------------------------------------- ------------------------ ---------------------------
   Class 8B      Claims of Hyatt                                     Impaired          Entitled to Vote
---------------- -------------------------------------------- ------------------------ ---------------------------
   Class 9A      Existing Preferred Stock (Series B)                 Impaired          Entitled To Vote
---------------- -------------------------------------------- ------------------------ ---------------------------
   Class 9B      Existing Preferred Stock (Series A)                 Impaired          Entitled To Vote
---------------- -------------------------------------------- ------------------------ ---------------------------
   Class 10      Existing Common Stock                               Impaired          Deemed to Reject - Vote
                                                                                       Not Solicited
---------------- -------------------------------------------- ------------------------ ---------------------------

          1. Unclassified Claims.

          Holders of Administrative Claims and certain other Claims do not vote on a plan of reorganization because they are entitled to certain treatment provided for them in the Bankruptcy Code. Therefore, the Debtor has not classified these Claims.

             a. Administrative Claims.

          Administrative Claims are Claims under Bankruptcy Code section 503(b) for costs or expenses that are allowed under Bankruptcy Code section 507(a)(1).
The Bankruptcy Code requires that all Administrative Claims be paid on the Effective Date, unless a particular claimant agrees to a different treatment.

                                       35

Administrative Claims include the actual and necessary costs and expenses of the Case. Those expenses include post-petition salaries and benefits owed to the employees, post-petition rent, amounts owed to vendors providing goods and services to the Debtor during the Case, tax obligations incurred after the Petition Date, and certain statutory fees and charges. Other Administrative Claims include the actual, reasonable fees and expenses of the Debtor's professionals and professionals retained by the Creditors' Committee. Entities holding Administrative Claims should take note: unless otherwise provided in the Plan, entities that hold Administrative Claims other than Ordinary Course Administrative Claims, Cure Payments and U.S. Trustee fees that do not timely file and serve a motion seeking payment in accordance with Section II.B of the Plan, will forever be barred from asserting those Administrative Claims against the Debtor, the Estate, the Continuing Estate, or their respective property.

                     (1) Allowance of Administrative Claims.

          Allowance of Ordinary Course Administrative Claims: An entity holding an Ordinary Course Administrative Claim may, but need not, File a motion or request for payment of its Claim. The Continuing Estate Representative, the Ad Hoc Committee, or any other party in interest may File an objection to an Ordinary Course Administrative Claim in their discretion. Unless the Continuing Estate Representative, the Ad Hoc Committee or a party in interest object to an Ordinary Course Administrative Claim, such Claim will be allowed in accordance with the terms and conditions of the particular transaction that gave rise to the Claim.

          Allowance of Professional Fee Claims: Unless otherwise expressly provided in the Plan, a Professional Fee Claim will be allowed only if:

          (i) On or before 60 days after the Effective Date, the entity holding such Professional Fee Claim both Files with the Court a final fee application or a motion requesting allowance of the fees and serves the application or motion on the Continuing Estate Representative, the Ad Hoc Committee, and each of their respective counsel, and the U.S. Trustee; and

          (ii) The Court allows the Claim.

          The Continuing Estate Representative, the Ad Hoc Committee, or any other party in interest may File an objection to such application or motion within the time provided by the Bankruptcy Rules or within any other period that the Court establishes. Entities holding Professional Fee Claims who do not timely File and serve a fee application or motion for payment will be forever barred from asserting those Claims against the Debtor, the Estate, the Continuing Estate, or their respective property.

          Allowance of Cure Payments: Cure Payments shall be allowed in accordance with the procedures set forth in Section III.A.2 of the Plan.

          Allowance of Non-Ordinary Course Administrative Claims: Unless otherwise expressly provided in the Plan, Non-Ordinary Course Administrative Claims will be allowed only if:

          (i) On or before 60 days after the Effective Date, the entity holding such Non-Ordinary Course Administrative Fee Claim both Files with the Court a motion requesting allowance of the Non-Ordinary Course Administrative Claim and serves the motion on the Continuing Estate Representative, the Ad Hoc Committee, and their respective counsel, and the U.S. Trustee; and

          (ii) The Court allows the Claim by Final Order.

          The Continuing Estate Representative, the Ad Hoc Committee, or any other party in interest may File an objection to such motion within the time provided by the Bankruptcy Rules or within any other period that the Court establishes. Entities holding Non-Ordinary Course Administrative Claims that do not timely File and serve a request for payment will be forever barred from asserting those Claims against the Debtor, the Estate, the Continuing Estate, or their respective property.

                    (2) Treatment of Administrative Claims.

          Treatment of Allowed Ordinary Course Administrative Claims: Unless otherwise agreed, Allowed Ordinary Course Administrative Claims will be paid by the Continuing Estate Representative in accordance with the terms and conditions of the particular transaction that gave rise to the Claim.

          Treatment of Professional Fee Claims: Unless otherwise agreed, an Allowed Professional Fee Claim will be paid by the Continuing Estate Representative within ten (10) days after the date on which the Court allows such Claim.

          Treatment of Cure Payments: Cure Payments will be made to the non-debtor parties to the executory contracts or unexpired leases, in accordance with Section III.A.2 of the Plan.

          Treatment of U.S. Trustee Fees Under 28 U.S.C. ss. 1930: The Continuing Estate Representative will pay to the U.S. Trustee all fees due and owing under 28 U.S.C. ss. 1930 in cash within five (5) days after the Effective Date.

          Treatment of Non-Ordinary Course Administrative Claims: Unless the entity holding a Non-Ordinary Course Administrative Claim allowed by the Court agrees to different treatment, the Continuing Estate Representative will pay to that entity cash in the full amount of such Allowed Non-Ordinary Course Administrative Claim, without interest, on the later of: (i) five (5) days after the Effective Date, or (ii) five (5) days after the date on which the order allowing such Non-Ordinary Course Administrative Claim becomes a Final Order.

             b. Priority Tax Claims.

          Unless otherwise agreed, the Continuing Estate Representative will pay to the entity holding an Allowed Priority Tax Claim cash in the full amount of the Allowed Priority Tax Claim, without interest, on or before the latest of:
(a) 10 days after the Effective Date; (b) 10 days after the date on which the Priority Tax Claim becomes an Allowed Priority Tax Claim; and (c) the date on which the Allowed Priority Tax Claim becomes due and payable in accordance with its terms.

          2. Classified Claims and Interests.

          As determined by Bankruptcy Code section 506(a), a claim is a secured claim only to the extent of the value of the claimholder's interest in the estate's interest in the collateral securing the claim, or to the extent of the amount subject to setoff. Unsecured claims include claims that are not secured by a lien, claims that are secured by interests in property that have no value, or claims for the deficiency by which a claim exceeds the value of a claimholder's interest in the collateral securing that claim. Interest holders are entities that hold ownership interests (i.e., equity interests) in a debtor. Where, as here, the debtor is a corporation, persons holding stock in the debtor are interest holders.

             a. Class 1 (Secured Claim of Black Hawk BID).

          Class 1 is unimpaired under the Plan, and the legal, equitable, and contractual rights of the holder of the Allowed Class 1 Claim are unaltered by the Plan. Pursuant to the Asset Purchase Agreement, Ameristar shall assume all liabilities and obligations of the Debtor arising under and related to the municipal bonds issued by the Black Hawk BID. Unless the holder of such Claim and Ameristar agree to a different treatment, the holder of the Allowed Class 1 Claim shall receive the legal, equitable, and contractual rights to which such Claim entitles the holder thereof.

             b. Class 2 (Secured Claim of PCL).

          Class 2 is unimpaired under the Plan. In full satisfaction of the Allowed Class 2 Claim, and pursuant to the terms of the PCL Settlement Agreement, PCL (on behalf of itself and the PCL Subcontractors) shall be paid as follows:

          (1) On the earlier of: (a) October 15, 2004 or (b) the Effective Date, the Debtor or the Continuing Estate Representative, as the case may be, shall pay PCL $400,000.

          (2) On the earlier of: (a) April 15, 2005 or (b) the Effective Date, the Debtor or the Continuing Estate Representative, as the case may be, shall pay PCL $400,000.

          Except with respect to the Liens of the Black Hawk BID as provided in the Asset Purchase Agreement, the Acquired Assets are being transferred to Ameristar free and clear of any Liens and encumbrances. PCL's Liens against property of the Estate shall attach only to the cash proceeds received pursuant to the Asset Purchase Agreement, subject to the provisions of the Plan.

          Pursuant to the terms of the PCL Settlement and the Plan, upon payment to PCL of $800,000 as provided for above, PCL and the PCL Subcontractors: (i) shall release (and be deemed to release) all Liens against property of the Debtor's Estate (subject to the immediately preceding paragraph), (ii) shall dismiss, with prejudice, any pending litigation against the Debtor, and/or property of the Estate, and (iii) shall not be entitled to any other Claim against the Debtor and/or the Estate.

             c. Class 3 (Secured Claim of Steelman).

          Class 3 is unimpaired under the Plan. The amount of such Class 3 Claim, if any, will be determined in connection with the Steelman ADR. In full satisfaction of the Allowed Class 3 Claim, Steelman shall receive the following treatment:

          On the later of the Effective Date and the date on which the Class 3 Claim becomes an Allowed Claim, the Continuing Estate Representative shall pay the Class 3 Claim in full.

          Except with respect to the Liens of the Black Hawk BID as provided in the Asset Purchase Agreement, the Acquired Assets are being transferred to Ameristar free and clear of any Liens and encumbrances. Steelman's Liens against property of the Estate shall attach only to the cash proceeds received pursuant to the Asset Purchase Agreement, subject to the provisions of the Plan. The Debtor, the Ad Hoc Committee, or Steelman may request that the Court estimate the amount of the Class 3 Claim, in which case such estimated amount shall be reserved from the cash portion of the Transfer Proceeds and deposited into a segregated bank account administered by the Continuing Estate Representative until the amount of the Class 3 Claim is fully and finally determined.

          On the Effective Date, Steelman shall release (and shall be deemed to release) all Liens against property of the Estate (subject to the immediately preceding paragraph).

             d. Class 4 (Secured Claim of the FF&E Lender).

          Class 4 is impaired under the Plan. In full satisfaction of the Allowed Class 4 Claim, and pursuant to the terms of the FF&E Settlement Agreement, on the Effective Date, the Debtor shall pay the FF&E Lender cash in the amount of $11,000,000, less any monthly payments made to the FF&E Lender during the Case in excess of the $5,000,000 paid to the FF&E Lender during the Case as of May 1, 2004.

          Except with respect to the Liens of the Black Hawk BID as provided in the Asset Purchase Agreement, the Acquired Assets are being transferred to Ameristar free and clear of any Liens and encumbrances. The FF&E Lender's Liens against property of the Estate shall attach only to the cash proceeds received pursuant to the Asset Purchase Agreement, subject to the provisions of the Plan. Pursuant to the FF&E Settlement Agreement and the Plan, on the Effective Date, the FF&E Lender shall be deemed to release its Liens, Claims and encumbrances evidenced by the FF&E Loan Documents (subject to the immediately preceding sentence).

             e. Class 5 (Secured Claim of First Mortgage Noteholders).

          Treatment: Class 5 is impaired under the Plan. The Class 5 Claim shall constitute an Allowed Claim in the amount of $107,400,000.00. In full satisfaction of the Allowed Class 5 Claim, the First Mortgage Noteholders shall receive the following:

          (1) the Noteholder Cash, which amount the Debtor directs Ameristar (and the Escrow Agent, as applicable) to pay to the Indenture Trustee in accordance with Section 2.6(b) of the Asset Purchase Agreement;

          (2) the positive difference, if any, between the Effective Date Cash and the Liquidation Fund Reserve, which amount shall be paid to the Indenture Trustee by the Debtor on the Effective Date; and

          (3) the Residual Liquidation Proceeds as and when they become available.

          To the extent the amounts set forth in (1) - (3) above are sufficient to satisfy the Allowed Class 5 Claim in full, the First Mortgage Noteholders shall be entitled to receive interest on their Allowed Class 5 Claim at the rate set forth in the First Mortgage Notes or First Mortgage Indenture, plus reasonable fees, costs, or charges provided for under the First Mortgage Notes or First Mortgage Indenture.

          Except with respect to the Liens of the Black Hawk BID as provided in the Asset Purchase Agreement, the Acquired Assets are being transferred to Ameristar free and clear of any Liens and encumbrances. The First Mortgage Noteholders' Liens against property of the Estate shall attach to the Noteholder Cash and the Liquidation Account, subject to the rights of the parties hereunder.

          Substantial Contribution Claims of Ad Hoc Committee and Indenture
Trustee: In recognition the Ad Hoc Committee's and Indenture Trustee's substantial contribution to the Case, and pursuant to Bankruptcy Code section 503(b)(3)(D), the reasonable fees and expenses incurred after the Petition Date by the Ad Hoc Committee and Indenture Trustee (including attorney's fees and financial advisor fees) shall be paid, without application by or on behalf of such professionals to the Court and without notice and a hearing, from the Noteholder Cash. The Ad Hoc Committee and the Indenture Trustee will submit to the Debtor or the Continuing Estate Representative, as the case may be, an invoice detailing such fees and expenses incurred. The Indenture Trustee shall reserve such invoiced amounts from the Noteholder Cash and shall pay such invoiced amounts, to the entity or entities designated by the Ad Hoc Committee, out of the Noteholder Cash within five (5) Business Days after the later of: (i) the Effective Date and (ii) receipt of such invoices by the Indenture Trustee.

          The Debtor supports the Substantial Contribution Claims for a number of reasons and believes that it should be approved. First, as explained in
Section II.C.5, above, the Asset Purchase Agreement is largely the result of the marketing efforts initiated by the Ad Hoc Committee's professionals, who not only identified potential buyers, but also took a laboring oar in the negotiation and drafting of the Asset Purchase Agreement. The Debtor believes that the consummation of the Asset Purchase Agreement will result in substantially greater recoveries to virtually all creditors and Interest holders than any other alternative explored or proposed during the pendency of the Case. Second, the Ad Hoc Committee has been intimately involved in negotiating and drafting the Plan and this Disclosure Statement, as well as several other pleadings in this Case, including the Buyer Protection Motion, which was approved by the Court on June 18, 2004 and was an integral first step toward the consummation of the Asset Purchase Agreement and the Plan. As a result of these efforts, the Debtor is now in a position to emerge quickly from chapter 11. Third, the Ad Hoc Committee has devoted significant effort to negotiations with other creditors in this Case regarding the terms of a consensual Plan. To that end, the Debtor and/or Ad Hoc Committee have executed agreements with: (i) the FF&E Lender, (ii) Hyatt, and (iii) the Creditors' Committee regarding the treatment that these creditors will receive under the Plan. As a result, the Debtor expects the Plan to be fully consensual. Fourth, the Ad Hoc Committee has ensured, through additional negotiations, that, in addition to creditors, the holders of Existing Preferred Stock will receive significant recoveries in this Case. Fifth, because the Plan provides for fixed payments to each Class of Claims and Interests that will receive distributions under the Plan (other than Class 5 - Secured Claim of the First Mortgage Noteholders), the Substantial Contribution Claims will be paid from the proceeds otherwise available for First Mortgage Noteholders. This will have the effect of ensuring that all First Mortgage Noteholders incur their Pro Rata share of the fees and costs incurred by the Ad Hoc Committee. Stated differently, the recoveries of creditors and Interest holders that are not First Mortgage Noteholders will be unaffected by the payment of the Substantial Contribution Claims.

          In sum, as a result of the efforts of the Ad Hoc Committee, the Debtor submits that the great majority of the constituencies in this Case will receive recoveries under the Plan vastly superior to the recoveries that would have been realized had the Ad Hoc Committee not been involved. The fact that the Ad Hoc Committee itself benefited from these actions should not diminish its right to the Substantial Contribution Claims in light of the fact that the Estate benefited significantly as well (and at least to the same extent), especially since no non-First Mortgage Noteholder will be affected by the allowance of the Substantial Contribution Claims.

             f. Class 6 (Other Secured Claims).

          Class 6 is unimpaired under the Plan. Unless the holder of an Allowed Class 6 Claim agrees to other treatment, on or as reasonably practicable after the Effective Date, such holder shall receive, at the Continuing Estate's option: (i) cash in the allowed amount of such holder's Allowed Class 6 Claim,
(ii) the return of the collateral securing such Class 6 Claim, or (iii) (a) the cure of any default, other than a default of the kind specified in Bankruptcy Code section 365(b)(2), with respect to such holder's Allowed Class 6 Claim, without recognition of any default rate of interest or similar penalty or charge, and upon such cure, no default shall exist, (b) the reinstatement the maturity of such Allowed Class 6 Claim as the maturity existed before any default, without recognition of any default rate of interest or similar penalty or charge, and (c) its unaltered legal, equitable, and contractual rights with respect to such Allowed Class 6 Claim. Any defenses, counterclaims, rights or offset or recoupment of the Debtor or the Estate with respect to such Claims shall vest in and inure to the benefit of the Continuing Estate.

          Except with respect to the Liens of the Black Hawk BID as provided in the Asset Purchase Agreement, the Acquired Assets are being transferred to Ameristar free and clear of any Liens and encumbrances. Any Lien of a holder of an Allowed Class 6 Claim shall attach only to the cash proceeds received pursuant to the Asset Purchase Agreement, subject to the provisions of the Plan.

             g. Class 7 (Priority Claims, other than Priority Tax Claims).

          Class 7 is unimpaired under the Plan, and the legal, equitable, and contractual rights of the holders of Allowed Class 7 Claims are unaltered by the Plan. Unless the entity holding an Allowed Class 7 Claim agrees otherwise, the Continuing Estate Representative shall pay to each holder of an Allowed Class 7 Claim, in full satisfaction of such Claim, cash in the full amount of the Allowed Class 7 Claim, without interest, on or before the latest of: (a) 10 days after the Effective Date; (b) 10 days after the date on which the Class 7 Claim becomes an Allowed Class 7 Claim; and (c) the date on which the Allowed Class 7 Claim becomes due and payable in accordance with its terms.
h. Class 8A (General Unsecured Claims).

          Class 8A is impaired under the Plan. Pursuant to the Creditors' Committee Settlement Agreement, holders of Allowed Class 8A Claims shall receive a Pro Rata share of the General Unsecured Fund. On the Effective Date, the General Unsecured Fund shall be transferred to the Creditors' Committee Counsel to be held in trust for distribution to holders of Allowed Class 8A Claims.

          In accordance with the Creditors' Committee Settlement Agreement, on the Effective Date, $100,000 shall be transferred to the Creditors' Committee Counsel to fund attorneys' fees and expenses incurred by the Post-Effective Date Committee in objecting to Class 8A Claims and in implementing the Plan.

             i. Class 8B (Claims of Hyatt).

          Class 8B is impaired under the Plan. In full satisfaction of the Allowed Class 8B Claim, Hyatt shall receive the treatment set forth in the Hyatt Settlement Agreement, attached as Exhibit "E" to the Plan. The Confirmation Order shall constitute an order approving the Hyatt Settlement Agreement and each and every term contained therein.

             j. Class 9A (Existing Preferred Stock - Series "B").

          Class 9A is impaired under the Plan. Pursuant to the terms of the Asset Purchase Agreement and the Plan, the Debtor, or Ameristar on behalf of and at the instruction of the Debtor pursuant to Section 2.12 of the Asset Purchase Agreement, as the case may be, shall distribute to holders of Allowed Class 9A Interests such holder's Pro Rata share of $1,271,186.44 in Ameristar Stock, as calculated pursuant to Section 2.5(b) of the Asset Purchase Agreement. All Class 9A Interests shall constitute Allowed Interests.

             k. Class 9B (Existing Preferred Stock - Series "A").

          Class 9B is impaired under the Plan. Pursuant to the terms of the Asset Purchase Agreement and the Plan, the Debtor, or Ameristar on behalf of and at the instruction of the Debtor pursuant to Section 2.12 of the Asset

Purchase Agreement, as the case may be, shall distribute to holders of Allowed Class 9B Interests such holder's Pro Rata share of $1,228,813.56 in Ameristar Stock, as calculated pursuant to Section 2.5(b) of the Asset Purchase Agreement. All Class 9B Interests shall constitute Allowed Interests.

             l. Class 10 (Existing Common Stock).

          Class 10 is impaired under the Plan. Class 10 Interests will receive and retain no value under the Plan, and Allowed Class 10 Interests will be cancelled on the Effective Date without payment of any consideration.

     B.   Treatment of Executory Contracts and Unexpired Leases.

          Subject to approval of the Court, the Bankruptcy Code empowers debtors in possession such as the Debtor to assume, assume and assign, or reject executory contracts and unexpired leases. As a general matter, an "executory contract" is a contract under which material performance other than the payment of money is due by both parties. If an executory contract or unexpired lease is rejected by the debtor in possession, the agreement will be treated as if the debtor in possession breached its objections thereunder immediately prior to the commencement of bankruptcy proceedings, and the other party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of employment agreements and leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code. If an executory contract or unexpired lease is assumed and assigned, the assignee is required to perform the obligations under the assigned agreements in accordance with the terms of such agreements.

          1. Assumption and Assignment of Executory Contracts and Unexpired Leases.

             a. Schedule of Assumed and Assigned Agreements.


          On the Effective Date, each of the executory contracts and unexpired leases designated for assumption and assignment under the Asset Purchase Agreement and listed on the Schedule of Assumed and Assigned Agreements shall be assumed by the Debtor and assigned to Ameristar.

          The Debtor reserves the right to amend the Schedule of Assumed and Assigned Agreements at any time prior to the Effective Date to: (a) delete any executory contract or unexpired lease and provide for its rejection under the Plan or otherwise, or (b) add any executory contract or unexpired lease and provide for its assumption and assignment to Ameristar. The Debtor will provide notice of any amendment to the Schedule of Assumed and Assigned Agreements to the party or parties to the agreement affected by the amendment.

          The Confirmation Order will constitute a Court order approving the assumption and assignment, on the Effective Date, of the executory contracts and unexpired leases identified on the Schedule of Assumed and Assigned Agreements.

             b. Cure Payments.

          The Schedule of Assumed and Assigned Agreements also identifies the Cure Payments that Bankruptcy Code sections 365(b)(1)(A) or (B) require be paid in order to cure defaults under the executory contracts and unexpired leases to be assumed and assigned under the Plan. The Debtor reserves the right to amend the Schedule of Assumed and Assigned Agreements, including modifying the proposed Cure Payments, up to the Effective Date.

          As required by Bankruptcy Code section 365(b)(1), any and all monetary defaults under each executory contract and unexpired lease to be assumed and assigned under this Plan will be satisfied as set forth in this subsection.

          As required by Bankruptcy Code section 365(b)(1), any and all monetary defaults under each executory contract and unexpired lease to be assumed and assigned under this Plan will be satisfied in one of the following two ways: (a) the Continuing Estate Representative will pay to the non-debtor party to the executory contract or unexpired lease the Cure Payments, as set forth on the Schedule of Assumed and Assigned Agreements, in cash within 10 days following the Effective Date; or (b) the Continuing Estate Representative will satisfy any other terms that are agreed to by the non-debtor party to an executory contract or unexpired lease that will be assumed and assigned.

          If, however, a dispute arises regarding: (a) the amount of any proposed Cure Payments; (b) whether adequate assurance of future performance under an executory contract or unexpired lease to be assumed and assigned has been provided, to the extent required under the Bankruptcy Code; or (c) any other matter pertaining to a proposed assumption and assignment, the proposed Cure Payments will be made within 10 days after entry of a Final Order resolving the dispute and approving the assumption and assignment.

             c. Objections to Assumption and Assignment or Proposed Cure
                Payments.


          Any entity who is a party to an executory contract or unexpired lease that will be assumed and assigned under the Plan and who either contends that the proposed Cure Payment specified on the Schedule of Assumed and Assigned Agreements is incorrect or otherwise objects to the contemplated assumption and assignment must File with the Court and serve upon the Debtor and its counsel, counsel to the Ad Hoc Committee, counsel to the Creditors' Committee and counsel to Ameristar a written statement and supporting declaration stating the basis for its objection. This statement and declaration must be Filed and served by the later of: (a) ten (10) days before the Confirmation Hearing; or (b) five (5) days after the filing of the Schedule of Assumed and Assigned Agreements, or any amendments to the Schedule of Assumed and Assigned Agreements (only with respect to an executory contract or unexpired lease added to the Schedule of Assumed and Assigned Agreements by such an amendment, or with respect to any proposed Cure Payment that is reduced by such an amendment). Any entity that fails to timely File and serve such a statement and declaration will be deemed to waive any and all objections to the proposed assumption and assignment and the proposed Cure Payments.

             d. Resolution of Claims Relating to Assumed and Assigned
                Agreements.

          In accordance with the procedures set forth in Section III.A.2 of the Plan relating to the Cure Payments, payment of the Cure Payments with respect to executory contracts or unexpired leases that will be assumed and assigned under the Plan shall be deemed to satisfy, in full, any prepetition arrearage or Rejection Damage Claim asserted in a Filed proof of Claim or listed in the Schedules, irrespective of whether the Cure Payment is less than the amount set forth in such proof of Claim or the Schedules. Upon the tendering of the Cure Payment, such Claim shall be disallowed, without further order of the Court or action by any party.

          2. Rejection of Executory Contracts and Unexpired Leases.

             a. Rejected Agreements.

          On the Effective Date, the Debtor will reject all executory contracts and unexpired leases--except for any agreements that were previously assumed or rejected or that will be assumed and assigned under the Plan--to the extent that these agreements constitute executory contracts or unexpired leases under Bankruptcy Code section 365.

          The Confirmation Order will constitute a Court order approving the rejection, on the Effective Date, of the executory contracts and unexpired leases not assumed and assigned under the Plan.

             b. Bar Date for Rejection Damage Claims.

          Any Rejection Damage Claim or other Claim for damages arising from the rejection under the Plan of an executory contract or unexpired lease must be Filed and served upon the Continuing Estate Representative, the Ad Hoc Committee, the Post-Effective Date Committee, and their respective counsels, within 30 days after the mailing of notice of the occurrence of the Effective Date. Any such Claims that are not timely Filed and served will be forever barred and unenforceable against the Debtor, the Estate, the Continuing Estate, Ameristar and their respective property, and entities holding these Claims will be barred from receiving any distributions under the Plan on account of such untimely Claims.

          3. Contracts Entered into after the Petition Date.

          Except as expressly provided in the Plan, the Confirmation Order, or the Asset Purchase Agreement, all contracts, leases, and other agreements that the Debtor entered into after the Petition Date will be assigned to Ameristar.

     C.   Means of Execution and Implementation of the Plan.

          The Plan does not contemplate the continuation of the Debtor or the Debtor's business (other than by Ameristar). The Plan provides for the transfer of the Acquired Assets to Ameristar (or its assignee) free and clear of any and all Liens, Claims and other encumbrances in accordance with the Asset Purchase Agreement (except as otherwise provided in the Asset Purchase Agreement and the Plan). The Plan provides that the Debtor's remaining assets (other than the Ameristar Stock) will be liquidated or otherwise reduced to cash and that the proceeds from the liquidation of assets of the Estate will be distributed by the Continuing Estate Representative to the holders of various Claims and Interests in the manner provided for in the Plan. The Plan also provides for the approval of certain settlement agreements with holders of Allowed Claims (Class 4, Class 8A, and Class 8B).

          The Plan, together with the Asset Purchase Agreement and the Confirmation Order, shall constitute a "plan of reorganization" as such term is used in Sections 354 and 361 of the Tax Code. The transactions contemplated by the Plan, the Asset Purchase Agreement, and the Confirmation Order together shall constitute a "reorganization" within the meaning of Section 368 of the Tax Code.

          1. Funding of the Plan.

          Obligations required to be satisfied in cash under the Plan on and after the Effective Date will be satisfied from the cash portion of the Transfer Proceeds paid by Ameristar on the Effective Date, the Effective Date Cash, and amounts deposited into the Liquidation Account.

          2. Transfer of the Acquired Assets to Ameristar.

          In accordance with the Asset Purchase Agreement, which is incorporated by reference as if fully set forth herein, Ameristar (or its assignee) shall acquire the Acquired Assets for the consideration set forth in section 2.5 of the Asset Purchase Agreement. The terms and conditions of the transfer of the Acquired Assets to Ameristar shall be governed by the Asset Purchase Agreement. To the extent that there is an inconsistency between the Asset Purchase Agreement and the Plan regarding the transfer of the Acquired Assets, the terms of the Asset Purchase Agreement shall control. Except as set forth herein, the Acquired Assets shall be transferred to Ameristar free and clear of any and all Liens, Claims and encumbrances.

          The Confirmation Order shall constitute an order of the Bankruptcy Court approving the transfer of the Acquired Assets to Ameristar, as provided for in the Plan and the Asset Purchase Agreement, and all the transactions contemplated by the Asset Purchase Agreement, pursuant to Bankruptcy Code sections 363(b), (f) and (m), 1123(a)(5)(D) and (b)(4), and 1129.

          3. Approval of Settlement Agreements.

          The Confirmation Order shall constitute an order of the Bankruptcy Court approving, and authorizing the Debtor to enter into, the FF&E Settlement Agreement and the Hyatt Settlement Agreement. The FF&E Settlement Agreement and the Hyatt Settlement Agreement provide for the compromise of claims, the release of certain liens and the treatment of the FF&E Lender's Claims and Hyatt's Claims as set forth in the Plan. The Confirmation Order shall also constitute an order of the Bankruptcy Court approving the Creditors' Committee Settlement Agreement.

          4. The Continuing Estate.

             a. Continuation of the Estate.

          On and after the Effective Date, the Continuing Estate shall hold title to all of the assets of the Estate, as well as any property acquired after the Effective Date that otherwise would become property of the Estate under Bankruptcy Code section 541, free and clear of all Claims, liens, encumbrances, and other interests, except as otherwise provided in the Plan. The Continuing Estate shall hold such assets for the benefit of the entities that are entitled under the Plan to receive that property or the net proceeds of that property. The Continuing Estate shall not be authorized to operate any business, but shall have the rights, powers, and duties conferred upon the Continuing Estate and the Continuing Estate Representative pursuant to the Continuing Estate Agreement and the Plan. The Continuing Estate shall be fully liquidated and cash shall be distributed to holders of Allowed Claim and Interests as soon as is reasonably practicable following the Effective Date.

             b. Appointment of the Continuing Estate Representative.

          The Confirmation Order shall appoint, effective on the Effective Date, Michael Armstrong (or such other individual as designated by the Ad Hoc Committee) to act as the Continuing Estate Representative to administer the Continuing Estate pursuant to the Plan. The Continuing Estate Representative shall serve without any bond and shall act in accordance with the Continuing Estate Agreement and the Plan. The Continuing Estate Representative shall be entitled to receive, on a monthly basis, payment of fees and reimbursement of reasonable expenses, without further Court approval, from the assets of the Continuing Estate, in accordance with the Continuing Estate Agreement. The Continuing Estate Representative shall serve for the duration of the Continuing Estate, subject to earlier death, resignation, incapacity or removal as specifically provided in the Continuing Estate Agreement.

          The Continuing Estate Representative shall be authorized, without further order of the Court, to employ such persons, including professionals, as deemed necessary to enable the Continuing Estate Representative to perform its functions under the Plan, and the costs of such employment and other expenditures shall be paid solely from assets of the Continuing Estate; provided however, that any and all fees and expenses incurred by the Continuing Estate Representative (including professional fees) shall not exceed $250,000 unless otherwise agreed to in writing by the Ad Hoc Committee. The Debtor expects that the Continuing Estate Representative will retain Irell & Manella, LLP (counsel to the Debtor during the Case) as its counsel.

             c. Powers and Duties of the Continuing Estate Representative.

          On and after the Effective Date, the Continuing Estate Representative shall be the duly authorized representative of the Continuing Estate for the purpose of implementing this Plan. Among other things, the Continuing Estate Representative shall have the following rights, powers and duties:

          1. Hold and distribute, in accordance with the Plan, all assets transferred to the Continuing Estate. After the Effective Date, the affairs of the Continuing Estate and all assets held or controlled by the Continuing Estate Representative shall be managed under the direction of the Continuing Estate Representative in accordance with the terms of the Continuing Estate Agreement.

          2. Object to Claims and Interests, except for Claims and Interests classified in Class 1, Class 2, Class 4, Class 5, Class 8A Class 8B, Class 9A and Class 9B and prosecute or settle such objections and defend claims and counterclaims asserted in connection therewith (including by way of example the Debtor's rights of recoupment, setoff or otherwise). Except as otherwise provided in Section II.B.1 of the Plan (regarding allowance of Administrative Claims) and Section IV.E.1 of the Plan (regarding objections to Class 8A Claims which right shall be vested in the Post-Effective Date Committee), objections to any Claims or Interests shall be Filed and served upon the holder of such Claim or Interest no later than the date (the "Claims/Interests Objection Deadline") that is the later of (a) 120 days after the Effective Date, unless extended by the Court, and (b) 120 days after the date on which a proof of Claim or Interest has been Filed, unless extended by the Court.

          3. Administer the collection, prosecution, settlement or abandonment of Avoidance Actions; provided, however, that the Continuing Estate Representative shall not commence an Avoidance Action without the written consent of the Ad Hoc Committee.

          4. File all tax and regulatory forms, returns, reports and other documents required with respect to the Continuing Estate.

          5. As directed by the Ad Hoc Committee, file suit or any appropriate motion for relief in the Court or in any other court of competent jurisdiction to resolve any claim, disagreement, conflict or ambiguity in connection with the implementation of the Asset Purchase Agreement and any other exercise of its rights, powers or duties.

          6. As soon as practicable, but in no event later than 10 days after the Effective Date, serve the notice of Effective Date on all holders of Claims and Interests.

          7. Take all steps necessary to wind up the affairs of the Debtor and the Case and take all such action as is necessary to enable the Debtor to comply with its obligations under the Asset Purchase Agreement and the Plan.

          8. Take all necessary actions and File all appropriate motions to obtain an order closing the Case.

          9. Dissolve (or cause to be dissolved) the Debtor corporation under applicable law after the liquidation of the Debtor's remaining assets and the distribution of all of the assets of the Estate to the holders of various Claims and Interests in the manner provided for in the Plan.

             d. Termination of the Continuing Estate.

          The Continuing Estate shall terminate when the Continuing Estate Representative has performed all of its duties under the Plan and the Continuing Estate Agreement, including the final distribution of all the property of the Continuing Estate, which date shall not be more than 14 months after the Effective Date; provided, however, that the Ad Hoc Committee may, in its sole discretion, keep the Continuing Estate open so long as shall be necessary to liquidate and distribute property and resolve any and all litigation relating to the Plan, the Asset Purchase Agreement, or the Case.

             e. Additional Provisions of the Continuing Estate Agreement.

          In addition to the provisions in the Plan with respect to the Continuing Estate Representative, the Continuing Estate Agreement will provide for, among other things, other actions to be taken by the Continuing Estate

Representative, the removal of the Continuing Estate Representative or appointment of a successor Continuing Estate Representative, and the effect of actions by the Continuing Estate Representative. To the extent not set forth in the Plan, the functions of the Continuing Estate, the powers and duties of the Continuing Estate Representative, and the rights of the holders of property in the Continuing Estate shall be governed by the provisions of the Continuing Estate Agreement.

          5. The Post-Effective Date Committee.

             a. Management and Powers of the Post-Effective Date Committee.

          The Post-Effective Date Committee shall be formed on the Effective Date and shall consist of three (3) Persons to be selected by the Creditors' Committee prior to the Effective Date. The Post-Effective Date Committee shall have the ability and authority to: (a) object to any and all Class 8A Claims,
(b) prosecute or settle such objections and defend claims and counterclaims asserted in connection therewith (including by way of asserting the Debtor's rights of recoupment, setoff or otherwise), (c) commence or continue proceedings to estimate the amount of any Class 8A Claim, and (d) take any other action related to the foregoing; provided, however, that objections to any Class 8A Claims shall be Filed and served upon the holder of such Claim no later than the date that is the later of (a) 120 days after the Effective Date, unless extended by the Court, and (b) 120 days after the date on which a proof of Claim or Interest has been Filed, unless extended by the Court. After the Effective Date, only the Post-Effective Date Committee shall have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Class 8A Claims.

             b. Employment and Compensation of Professionals.

          The Post-Effective Date Committee is authorized, without further order of the Court, to employ such Persons, including professionals, as it may deem necessary to enable it to perform its functions under the Plan. In accordance with the Creditors' Committee Settlement Agreement, on the Effective Date, $100,000 (the "Creditors' Fund") shall be transferred to the Creditors' Committee Counsel to fund all attorneys' fees and expenses incurred by the Post-Effective Date Committee and its members in objecting to Class 8A Claims and in implementing the Plan; provided, however, that the fees and expenses incurred by the Post-Effective Date Committee shall not exceed $100,000 and no amounts in excess of the Creditor's Fund shall be transferred to the Post-Effective Date Committee for any reason whatsoever. The Debtor expects that the Post-Effective Date Committee will retain Pachulski, Stang, Ziehl, Young, Jones & Weintraub LLP (counsel to the Creditors' Committee during the Case) as its counsel.

             c. Dissolution of the Post-Effective Date Committee.

          The Post-Effective Date Committee shall be dissolved on the third Business Day after the earlier of: (1) the resolution of all Class 8A Disputed Claims and (2) the final distribution to holders of Allowed Class 8A Claims. To the extent that, at the time of such dissolution, any portion of the Creditor's Fund remains unspent, such amounts shall be immediately transferred to the Continuing Estate Representative to be deposited into the Liquidation Account for distribution in accordance with the Plan.

          6. The Ad Hoc Committee.

             a. Post-Effective Date Powers.

          On and after the Effective Date, the Ad Hoc Committee shall be authorized to: (1) object to Claims and Interests, except for Claims and Interests classified in Class 1, Class 2, Class 4, Class 5, Class 8A and Class 8B, (2) enforce the rights of the Debtor and the Estate under the Asset Purchase Agreement and (3) take all necessary actions to implement the Plan. Except as otherwise provided in Section II.B.1 of the Plan (regarding allowance of Administrative Claims) and Section IV.E.1 of the Plan (regarding objections to Class 8A Claims which right shall be vested in the Post-Effective Date Committee), the Ad Hoc Committee shall File and serve objections upon the holder of such Claim or Interest no later than the Claims/Interests Objection Deadline, unless extended by the Court.

             b. Payment of Ad Hoc Committee and Indenture Trustee Substantial
                Contribution Claims.


          Please see Section III.A.2.e, above, and Section IV.F.2 of the Plan for a description and explanation of the Substantial Contribution Claims.

          7. Cancellation of Interests.

          On the Effective Date, all Interests in the Debtor (including Existing Common Stock and Existing Preferred Stock) will be cancelled, annulled, and extinguished, and will be deemed to of no further force or effect without any further action by any party. The holders of Class 9A and Class 9B Interests shall receive in consideration for such cancellation, annulment, and extinguishment the Ameristar Stock, as provided in the Asset Purchase Agreement and this Plan.

          8. Termination of Officers and Directors.

          On and after the Effective Date, and without further action by any party: (A) the Debtor shall have no right to operate a business; (B) the Debtor's officers and directors automatically will be terminated; provided, however, that notwithstanding the foregoing, the Continuing Estate Representative, the Ad Hoc Committee and the Post-Effective Date Committee shall have and retain such authority as set forth in the Plan to dispose of the assets of the Continuing Estate and otherwise implement the Plan in accordance with its terms. On the Effective Date, the Debtor shall be deemed liquidated and dissolved as a corporate entity pursuant to applicable law, without further action by any entity. The Continuing Estate Representative shall be authorized to execute any documents that implement or are in aid of this Section.

     D.   Other Plan Provisions.

          1. Exculpation.

          None of the Debtor, the Estate, the Continuing Estate Representative, the Ad Hoc Committee, the Indenture Trustee, the Creditors' Committee or any of their respective members, officers, directors, employees, advisors, professionals or agents shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, related to, or arising out of the Case, the pursuit of confirmation of the Plan, the consummation or administration of the Plan, or property to be distributed under the Plan, except for willful misconduct or gross negligence, and in all respects, the Debtor, the Estate, the Continuing Estate Representative, the Ad Hoc Committee, the Creditors' Committee, and each of their respective members, officers, directors, employees, advisors, professionals or agents shall be entitled to rely on the advice of their respective counsel with respect to their duties and responsibilities during the Case under the Plan.

          2. Revocation of Plan/No Admissions.

          The Debtor, with the written consent of the Ad Hoc Committee, reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. Notwithstanding anything to the contrary in the Plan, if the Plan is not confirmed or the Effective Date does not occur, the Plan will be null and void, and nothing contained in the Plan or the Disclosure Statement will: (a) be deemed to be an admission by the Debtor with respect to any matter set forth in the Plan, including liability on any Claim or the propriety of any Claim's classification; (b) constitute a waiver, acknowledgment, or release of any Claims against, or any Interests in, the Debtor, or of any claims of the Debtor; or (c) prejudice in any manner the rights of the Debtor, the Estate, or any creditors in any further proceedings.

          3. Dissolution of Creditors' Committee.

          On the Effective Date, the Creditors' Committee shall be released and discharged from the rights and duties arising from or related to the Case, except with respect to final applications for professionals' compensation. The professionals retained by the Creditors' Committee and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications by such professionals or Creditors' Committee members for allowance of compensation and reimbursement of expenses pending on the Effective Date or timely Filed after the Effective Date as provided in the Plan, as approved by the Court.

          4. Exemption from Certain Transfer Taxes.

          In accordance with Bankruptcy Code section 1146(c), neither (i) the issuance, transfer or exchange of a security, nor (ii) the delivery of an instrument or transfer under, or in connection with, the Plan or the Asset Purchase Agreement shall be subject to any recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, sales tax, use tax, gross receipts tax, or other similar tax or governmental assessment. The Confirmation Order shall direct all governmental officials and agents to forego the assessment and collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without payment of such tax or other governmental assessment.

          5. Modifications of Plan.

          Subject to the restrictions set forth in Bankruptcy Code section 1127, the Debtor, with the written consent of the Ad Hoc Committee, reserves the right to alter, amend, or modify the Plan before its substantial consummation.

     E.   Effect of Confirmation of the Plan.

          1. Non-Discharge of the Debtor.

          Upon the Effective Date, Bankruptcy Code section 1141 shall become applicable with respect to the Plan. In accordance with Bankruptcy Code section 1141(d)(A)(3), this Plan does not discharge the Debtor. Bankruptcy Code section 1141 nevertheless provides, among other things, that the property dealt with by the Plan is free and clear of all Claims and Interests of creditors, equity security holders, and of general partners of the Debtor. Accordingly, no entity holding a Claim against or Interest in the Debtor may receive any payment from, or seek recourse against, any assets that are to be distributed under this Plan other than assets required to be distributed to that entity under the Plan. As of the Effective Date, all parties are precluded from asserting against any property that is to be distributed under this Plan any Claims, rights, causes of action, liabilities, or Interests based upon any act, omission, transaction, or other activity that occurred before the Effective Date except as expressly provided in this Plan or the Confirmation Order.

          2. Binding Effect of Plan and Injunctions.

          Immediately upon the occurrence of the Effective Date, the terms of the Plan and the Confirmation Order shall be deemed binding upon the Debtor, any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the
Plan), any and all non-Debtor parties to executory contracts and unexpired leases with the Debtor, any and all non-Debtor parties who hold either a legal or equitable interest in any of the Acquired Assets and any and all entities who are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan and the respective heirs, executors, administrators, successors or assigns, if any, of any of the foregoing.

          The Confirmation Order is and shall be (i) effective as a determination that, on the Effective Date of the Plan, except as otherwise provided in the Asset Purchase Agreement and the Plan, all Liens existing as to the Acquired Assets prior to such date have been unconditionally released, discharged, and terminated as to the Acquired Assets, and that the conveyance of the Acquired Assets has been effected, and all parties asserting one or more Liens are hereby permanently enjoined from asserting any such Lien against the Acquired Assets or Ameristar (or its assignee), except for Liens which are otherwise provided for in the Plan and Asset Purchase Agreement, and (ii) binding upon and govern the acts of all entities including without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, registrars of patents, trademarks or other intellectual property, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report any title or state of title in or to any of the Acquired Assets.

          As of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability against the Debtor or its property or an Interest or any other right related to an Interest of the Debtor are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interest or rights: (i) commencing or continuing in any manner any action or other proceeding against Ameristar (or its assignee) and its property, including the Acquired Assets; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against Ameristar (or its assignee) and its property, including the Acquired Assets; (iii) creating, perfecting or enforcing any Lien or encumbrance against Ameristar (or its assignee) and its property, including the Acquired Assets; and (iv) commencing or continuing any action, in any manner or any place, that does not comply with or is inconsistent with the provisions of the Plan or the Bankruptcy Code.

          3. Payment of U.S. Trustee Fees.

          The Continuing Estate Representative shall pay all U.S. Trustee Fees in accordance with Section II.B.1 of the Plan.

          4. Retention of Jurisdiction.

          Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Court shall retain jurisdiction over the Case after the Effective Date to the fullest extent provided by law as more particularly set forth in Section VI.D of the Plan.

     F.   Consulting Agreements.

          As part of the transactions contemplated by the Asset Purchase Agreement and the Plan, Ameristar anticipates entering into the following consulting agreements with the following officers of the Debtor in order to effect a smooth transition to new ownership: (1) Michael Armstrong (CFO), 2 year consulting agreement for Mr. Armstrong's current salary of $151,800 per year (with a 2-year Colorado gaming industry non-compete provision); (2) Timothy Rose (President), 2 year consulting agreement for Mr. Rose's current salary of $230,230 per year (with a 2-year Colorado gaming industry non-compete provision); and (3) Jerry Dauderman (CEO), 1 year consulting agreement for Mr. Dauderman's current salary of $240,000 per year (with a 2-year Colorado gaming industry non-compete provision).

IV. CONFIRMATION PROCEDURES

          Because the law with respect to confirmation of a plan of reorganization is very complex, creditors concerned with issues regarding confirmation of the Plan should consult with their own attorneys. The following discussion is intended solely for the purpose of providing basic information concerning certain confirmation issues. The Debtor cannot and does not represent that the discussion contained below is a complete summary of the law on this topic.

          Many requirements must be met before the Bankruptcy Court may confirm the Plan. Some of the requirements discussed in this Disclosure Statement include acceptance of the Plan by the requisite number of holders of Claims and Interests, whether the Plan pays such holders at least as much as they would receive in a liquidation of the Debtor under chapter 7 of the Code, and whether confirmation of the Plan is likely to be followed by the need for further financial reorganization. These requirements, however, are not the only requirements for confirmation, and the Bankruptcy Court will not confirm the Plan unless and until it determines that the Plan satisfies all applicable requirements, including requirements not referenced in this Disclosure Statement.

     A.   Voting and Right to be Heard at Confirmation.

          1. Who may Support or Object to Confirmation of the Plan.

          Any party in interest with standing may support or object to the confirmation of the Plan. Even entities who may not have a right to vote may still have a right to support or object to Confirmation of the Plan.

          2. Who may Vote to Accept or Reject the Plan.

          A holder of a Claim or Interest generally has a right to vote for or against the Plan if its Claim or Interest is both "allowed" for purposes of voting and classified in an impaired Class (the Debtor believes that Classes 4, 5, 8A, 8B, 9A and 9B are impaired under the Plan).

          3. What is an Allowed Claim or Interest for Voting Purposes.

          As noted above, a creditor's Claim must be "allowed" for purposes of voting in order for such creditor to have the right to vote on the Plan. Generally, for voting purposes, a Claim is deemed "allowed" if: (i) a proof of Claim or Interest was timely filed; or (ii) if no proof of Claim or Interest was filed, the Claim or Interest is identified in the Schedules as other than "disputed," "contingent," or "unliquidated." In any case, when an objection to a Claim or Interest has been filed, the Claim or Interest holder cannot vote unless the Bankruptcy Court, after notice and hearing, either overrules the objection or allows the Claim or Interest for voting purposes.

          Under the Plan, the Class 1 Secured Claim of Black Hawk BID, the Class 2 Secured Claim of PCL, the Class 4 Secured Claim of the FF&E Lender, the Class 5 Secured Claim of the First Mortgage Noteholders and the Class 8B Unsecured Claim of Hyatt are Allowed Claims.

          4. What is an Impaired Claim.

          As noted above, a Claim which is allowed for voting purposes only has the right to vote on the Plan if it is in a Class that is impaired under the Plan and if it will receive or retain any consideration under the Plan. A Class is impaired if the Plan alters the legal, equitable, or contractual rights of the members of that Class. The Debtor believes that the following Classes are impaired under the Plan and entitled to vote: Classes 4, 5, 8A, 8B, 9A and 9B.

          5. Who is not Entitled to Vote.

          The holders of the following types of Claims or Interests are not entitled to vote on the Plan: (a) Claims or Interests that have been disallowed;
(b) Claims or Interests that are subject to a pending objection and which have not been allowed for voting purposes; (c) Claims entitled to priority pursuant to Code sections 507(a)(1), (a)(2), and (a)(7); (d) Other Priority Claims (Class
7); (e) Secured Claim of Black Hawk BID (Class 1); (f) Secured Claim of PCL (Class 2); (g) Secured Claim of Steelman (Class 3); (h) Other Secured Claims (Class 6); and (i) Existing Common Stock (Class 10). Holders of Claims entitled to priority pursuant to Code sections 507(a)(1), (a)(2), and (a)(7) are not entitled to vote because such Claims are required to receive certain treatment specified by the Code and are thus not classified under the Plan. Holders of Existing Common Stock Interests are not entitled to vote because they will receive nothing under the Plan and are presumed to have rejected the Plan. The other Claims and Interests are not entitled to vote on the Plan because such Claims and Interests are not impaired.

          6. Votes Necessary to Confirm the Plan.

          The Bankruptcy Court cannot confirm the Plan unless, among other things: (a) at least one impaired Class has accepted the Plan without counting the votes of any insiders within that Class; and (b) either all impaired Classes have voted to accept the Plan, or the Plan is eligible to be confirmed by Cramdown with respect to any dissenting impaired Class as discussed in Section IV.A.7 and IV.D hereof.

          7. Request for Confirmation Despite Nonacceptance by Impaired Classes.

          As noted above, Class 10 (Existing Common Stock) is deemed to have rejected the Plan. Even though one Class of Interests under the Plan is deemed to have rejected the Plan, the Bankruptcy Court nevertheless may confirm the Plan under the "cram down" provisions of Section 1129(b) of the Bankruptcy Code if all of the other provisions of Section 1129(a) of the Bankruptcy Code are met. Thus, the Debtor presently intends to undertake to have the Bankruptcy Court confirm the Plan under the "cram down" provisions of section 1129(b) of the Bankruptcy Code.

     B.   "Best Interests Test."

          Another confirmation requirement is the "Best Interests Test" incorporated in Bankruptcy Code section 1129(a)(7). Under the best interest of creditors test, the Plan is confirmable if, with respect to each impaired Class of Claims or Interests, each holder of an Allowed Claim or Allowed Interest in such Class has either (i) accepted the Plan, or (ii) receives or retains under the Plan, on account of its Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtor was to be liquidated under chapter 7 of the Bankruptcy Code.

          Each holder of an Allowed Claim in Classes 4, 5 and 8B is expected to accept the Plan. Each holder of a Claim in Class 8A and each holder of an Interest in Classes 9A and 9B will receive far more under the Plan than such creditor or Interest holder would receive if the Debtor was to be liquidated under chapter 7 of the Bankruptcy Code. Holders of Interests in Class 10 would not receive any consideration under a chapter 7 liquidation.

          In a chapter 7 case, a chapter 7 trustee with no familiarity with the Case would be appointed to complete the liquidation and distribution process. The trustee would need to retain new professionals, who would be unfamiliar with the Case, to assist with the liquidation of the Debtor's assets, the pursuit of claims and causes of action, and the objection to Disputed Claims and Interests. The trustee and the trustee's professionals would have to expend considerable time and effort to understand the issues in the converted bankruptcy case. In addition, because the chapter 7 trustee would likely be unwilling and unable to give the representations and warranties currently contained in the Asset Purchase Agreement, it is extremely likely that the Ameristar transaction would be jeopardized or that the consideration paid by Ameristar would be greatly reduced. Moreover, section 7.1(b) of the Asset Purchase Agreement permits Ameristar to terminate the Asset Purchase Agreement in the event the Debtor's Case is converted to chapter 7. Furthermore, section 326 of the Bankruptcy Code provides that the chapter 7 trustee is entitled to assert administrative expense priority in the form of its statutory fees. In addition, costs of liquidation would include any obligations and unpaid expenses incurred by the chapter 7 trustee as part of the administration of the Debtor's assets (including professional fees and costs and other trade payables and liabilities), and the obligations and unpaid expenses incurred by the Debtor during its Chapter 11 Case, including obligations trade creditors, the fees and costs of professionals employed in the Case and amounts owed to the members of the Creditors' Committee.

          Even assuming the Ameristar transaction were to close and that the chapter 7 trustee did not incur any fees and expenses, the Debtor believes that in a chapter 7 liquidation, the holders of Class 8A Claims would receive a significantly smaller distribution on account of their Claims and that holders of Interests in Classes 9A, 9B and 10 would receive no distribution on account of their Interests by virtue of (i) the size of the First Mortgage Noteholders' and the FF&E Lender's Secured Claims which encumber almost all of the Debtors' assets, (ii) the

          Administrative Claims and Priority Claims that are senior to Class 8A Claims, (iii) the unsecured deficiency Claims that would be held by the holders of Secured Claims, and (iv) the substantial Allowed Unsecured Claim of Hyatt ($18,413,243.68). In a chapter 7 liquidation, the holders of Secured Claims, Administrative Claims and Priority Claims (including Priority Tax Claims) must be paid in full before the holders of Unsecured Claims could be paid, and the holders of Unsecured Claims must be paid in full before the holders of Interests may receive any consideration on account of their Interests.

          In contrast, under the Plan, which incorporates the terms of the Asset Purchase Agreement, the Hyatt Settlement Agreement, the FF&E Settlement Agreement, and the Creditors' Committee Settlement Agreement, holders of Allowed Unsecured Claims in Class 8A will receive their Pro Rata share of $1,000,000 and holders of Allowed Interests in Classes 9A and 9B will receive their Pro Rata share of $2.5 million in Ameristar Stock.

     C.   Feasibility.

          The Bankruptcy Code requires that, in order for the Plan to be confirmed by the Bankruptcy Court, it must be demonstrated that consummation of the Plan is not likely to followed by the liquidation or the need for further financial reorganization of the Debtor, unless such liquidation or reorganization is proposed in the Plan. See 11 U.S.C. ss. 1129(a)(11). The Plan provides for the liquidation of the Debtor's assets and the distribution of the proceeds from the transfer of the Debtor's assets to holders of Allowed Claims and Interests. As a result, the Plan satisfies the feasibility requirement set forth in Bankruptcy Code section 1129.

     D.   Cramdown.

          Even if all classes do not consent to the proposed treatment of their claims and interests under a plan, the plan nonetheless may be confirmed if the dissenting classes are treated in the manner prescribed by the Bankruptcy Code. The process by which dissenting classes are forced to abide by the terms of a plan is commonly referred to as "cramdown." The Bankruptcy Code allows dissenting classes to be crammed down if the plan does not "discriminate unfairly" and is "fair and equitable." The Bankruptcy Code does not define unfair discrimination, but it does set forth certain minimum requirements for "fair and equitable" treatment. For a class of secured claims, "fair and equitable" can mean that the secured claimants retain their liens and receive deferred cash payments the present value of which equals the value of their interest in collateral. For a class of unsecured claims, a plan is fair and equitable if the claims in that class receive value equal to the allowed amount of the claims, or, if the unsecured claims are not fully satisfied, no claim or interest that is junior to such claims receives or retains anything under the plan. Accordingly, if a class of unsecured claims rejects a plan under which a junior class (e.g., a class of interest holders) will receive or retain any property under the plan, the plan cannot be confirmed unless the plan provides that the class of unsecured creditors receives value equal to the allowed amount of the claims in that class.14

     E.   Risks.

          You should carefully consider the following risks, together with all other information included in this Disclosure Statement. The realization of any of the risks described below could have a material adverse effect on the Debtor's ability to confirm the Plan. The principal risks are (1) the failure to satisfy the conditions triggering Ameristar or the Debtor's obligations under the Asset Purchase Agreement, and (2) the termination of the Asset Purchase Agreement by either the Debtor or Ameristar.

          Article VI of the Asset Purchase Agreement sets forth the conditions to Ameristar's and the Debtor's obligations to close the transaction and Article VII of the Asset Purchase Agreement sets forth the provisions under which the Debtor and/or Ameristar have the right to terminate the agreement. You are encouraged to review these sections of the Asset Purchase Agreement.

-------------------


14 - These are complex statutory provisions. The preceding paragraph does not purport to state or explain fully the applicable statutes or case law.

          In addition, consummation of the Plan and Asset Purchase Agreement will have significant tax consequences that may adversely affect the value of distributions made to creditors under the Plan. See Exhibit "3" hereto for a detailed discussion of the tax consequences of the Plan.

     F.   Effective Date.

          The Plan shall not become binding until the Effective Date occurs. The Effective Date is the first Business Day (a) that is at least ten days after the Confirmation Date; (b) on which no stay of the Confirmation Order is in effect; and (c) on which the Closing Date has occurred.

V. CERTAIN TAX CONSEQUENCES OF THE PLAN

          The discussion of the federal income tax consequences of the implementation of the Plan to the Debtor and holders of Claims and Interests is contained in Exhibit "3", which will be Filed at least ten (10) days before the hearing on approval of the Disclosure Statement.

VI. RECOMMENDATION AND CONCLUSION

          The Debtor believes that the Plan provides the greatest possible recovery to holders of Claims and Interests, that acceptance of the Plan is in the best interests of all parties, and that any alternative would result in a significantly reduced recovery to holders of Claims and Interests, as well as delay, uncertainty, and expense. Accordingly, the Debtor urges holders of impaired Claims and Interests to vote to accept the Plan, by so indicating on their Ballots, and returning them as specified in this Disclosure Statement and on their Ballots.

PLAN PROPOSED BY:

WINDSOR WOODMONT BLACK HAWK
RESORT CORPORATION:


By:
          -------------------------------------------
          Jerry L. Dauderman
          Chief Executive Officer